Exhibit 10.41
***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4)
and 240.24b-2

CO-DEVELOPMENT AND CO-COMMERCIALISATION AGREEMENT
BETWEEN
ADAPTIMMUNE LIMITED
AND
BELLICUM PHARMACEUTICALS, INC.

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TABLE OF CONTENTS
Article        Page

ARTICLE 1	DEFINITIONS 3

ARTICLE 2	GOVERNANCE 13

ARTICLE 3	POC PHASE 20

ARTICLE 4	SELECTION OF TARGETS 21

ARTICLE 5	CO-DEVELOPMENT PLAN 22

ARTICLE 6	REGULATORY 26

ARTICLE 7	COMMERCIALISATION 27

ARTICLE 8	LICENSES 28

ARTICLE 9	TECHNOLOGY TRANSFER 29

ARTICLE 10	FINANCIAL TERMS 30

ARTICLE 11	PAYMENTS 32

ARTICLE 12	INTELLECTUAL PROPERTY; OWNERSHIP 33

ARTICLE 13	CONFIDENTIALITY 38

ARTICLE 14	PUBLICITY; PUBLICATIONS; USE OF NAME 40

ARTICLE 15	REPRESENTATIONS 40

ARTICLE 16	INDEMNIFICATION 41

ARTICLE 17	TERM AND TERMINATION 43

ARTICLE 18	DISPUTE RESOLUTION 50

ARTICLE 19	ANTI-BRIBERY 52

ARTICLE 20	DATA PROTECTION 53

ARTICLE 21	MISCELLANEOUS 53

Exhibits

Exhibit 1 – POC Plan
Exhibit 2 – FTE Rates
Exhibit 3 – Co-Commercialisation Agreement Principles
Exhibit 4 – Technology Descriptions
Exhibit 5 – Press Release
Exhibit 6 – Co-Development Rresponsibilities
Exhibit 7 – Designation Criteria

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CO-DEVELOPMENT AND CO-COMMERCIALISATION AGREEMENT
THIS CO-DEVELOPMENT AND CO-COMMERCIALISATION AGREEMENT (“Agreement”) is made and entered into on December 16, 2016 (“Effective Date”) BETWEEN

(A)	ADAPTIMMUNE LIMITED having its principal place of business at 101 Park Drive, Milton Park, Abingdon, Oxon, OX14 4RX, United Kingdom (“Adaptimmune”); and

(B)	BELLICUM PHARMACEUTICALS, INC., having its principal place of business at 2130 W. Holcombe Blvd., #800, Houston, TX 77030, United States of America (“Bellicum”).
Bellicum and Adaptimmune are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
BACKGROUND:

(A)	Adaptimmune is a biotechnology company that is engaged in research and development of TCR therapies for pharmaceutical therapy use.

(B)
Bellicum is a biopharmaceutical company that is engaged in the research, development, manufacture and anticipated commercialisation of pharmaceutical immunotherapies, and has specific technologies which it is interested in combining with Adaptimmune’s TCR therapies.

(C)
Bellicum and Adaptimmune desire to collaborate in relation to the development of certain T cell therapies wherein such T cell bears a membrane bound exogenous TCR and which T cell therapies include technologies developed by both Parties.

(D)	Based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows.
THE PARTIES AGREE:
Article 1 DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, shall have the meanings set forth below or elsewhere herein, unless otherwise specifically indicated herein.

Accounting Standard
means, either (a) International Financial Reporting Standards (“IFRS”) or (b) US generally accepted accounting principles (“GAAP”), in either case, which standards or principles (as applicable) are currently used at the applicable time, and as consistently applied, by the applicable Party;

Adaptimmune Background IP	means Background IP Controlled by Adaptimmune or its Affiliates;
Adaptimmune Candidate	means any Candidate (including the Joint Selected Candidate) directed to the Adaptimmune Target;
Adaptimmune Foreground IP	means any Foreground IP Controlled by Adaptimmune or its Affiliates, and as defined further in Article 12;

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Adaptimmune Licensed Know-How
means, as Controlled by Adaptimmune or its Affiliates as of the Effective Date or during the Term, any Intellectual Property Rights specific to any Selected Target, Therapy or Candidate or otherwise necessary for the performance of any Co-Development Plan or for performing any manufacturing or commercialisation activities for such Therapy or Candidate, but in all cases excluding any Patents;

Acquiring Third Party
means a Third Party (including in each case any entity which directly or indirectly controls, is controlled by, or is under common control with such Third Party) which, as at the date of the Change of Control, controls or owns […***…].

Adaptimmune Licensed Patents
means any Patents Controlled by Adaptimmune or its Affiliates as of the Effective Date or during the Term and which either (a) Cover a Therapy or Joint Selected Candidate or Selected Target, or a method related to use thereof; or (b) which would, in the absence of the licences under this Agreement, be infringed by the performance of the Co-Development Plan or manufacture or commercialisation of any Therapy or Candidate;

Adaptimmune Reserved Activities	is defined in Clause 5.6;
Adaptimmune Target
means the Initial Target or the Target jointly agreed between the Parties to be the Adaptimmune Target for the purposes of development of Adaptimmune Candidates under the Co-Development Phase and as designated in accordance with Clause 4.1.1;

Adaptimmune Technology	shall have the meaning given in Exhibit 4A;
Adaptimmune Therapy	has the meaning provided for in Exhibit 3;
Additional HLA Candidates
means, on a Selected Target-by-Selected Target basis, a Candidate directed to an epitope derived from such Selected Target presented by a different HLA Type than the HLA Type used to develop the Joint Selected Candidate directed to such Selected Target;

Affiliate
means any Person that, directly or indirectly (through one or more intermediaries) controls, is controlled by, or is under common control with a Party. For purposes of this Clause, “control” means the direct or indirect ownership of more than fifty percent (50%) of the voting stock or other voting interests or interest in the profits of the Party;

Agreed FTE Rates	means the rates set out in Exhibit 2 as amended by the Parties from time to time.
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Agreement	means this Co-Development and Pre-Commercialisation Agreement;
Alliance Manager	means the individual appointed by each Party as the principal point of contact for communication between the Parties under this Agreement;
Applicable Laws
means all applicable international, multi-national, national, regional, state, provincial and local laws, rules, regulations, ordinances, declarations, requirements, directives, guidance, policies and guidelines which are in force during the Term and in any jurisdiction in which any Clinical Trial or other activity under this Agreement is performed or in which any Therapy is manufactured, sold or supplied to the extent in each case applicable to any Party to this Agreement, including, as applicable to activities hereunder, the regulations and regulatory guidance promulgated by the FDA, the Consolidated Guidance E6 on Good Clinical Practice adopted by the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use, as ratified by the FDA, the Clinical Trials Directive (Directive 2001/20/EC of 4th April 2001) and the Data Protection Directive (Directive 95/46/EC of 24th October 1995) and the respective implementing legislation, the conditions and requirements imposed by the related ethics committee and any of the foregoing which relate to ethical business conduct, the import or export of goods, technical data or other items, and data protection and privacy rules, as any of the foregoing may be amended from time to time;

Background IP	means all Intellectual Property Rights Controlled by either Party as of the Effective Date or during the Term, but excluding the Foreground IP;
Bellicum Background IP	means Background IP Controlled by Bellicum or its Affiliates;
Bellicum Candidate	means any Candidate (including the Joint Selected Candidate) directed to the Bellicum Target;
Bellicum Foreground IP	means any Foreground IP Controlled by Bellicum or its Affiliates, and as defined further in Article 12;
Bellicum Licensed Know-How
means, as Controlled by Bellicum or its Affiliates as of the Effective Date or during the Term, any Intellectual Property Rights specific to any Selected Target, Therapy or Candidate or otherwise necessary for the performance of any Co-Development Plan or for performing any manufacturing or commercialisation activities for such Therapy or Candidate, but in all cases excluding any Patents;

Bellicum Licensed Patents
means any Patents Controlled by Bellicum or its Affiliates as of the Effective Date or during the Term and which either (a) Cover a Therapy or Joint Selected Candidate or Selected Target, or a method related to use thereof; or (b) which would, in the absence of the licences under this Agreement, be infringed by the performance of the Co-Development Plan or manufacture or commercialisation of any Therapy or Candidate;

Bellicum Reserved Activities	is defined in Clause 5.6;

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Bellicum Target
means the Target jointly agreed between the Parties to be the Bellicum Target for the purposes of development of Bellicum Candidates under the Co-Development Phase and as designated in accordance with Clause 4.1.1;

Bellicum Technology	shall have the meaning given in Exhibit 4B;
Candidate
means any starting TCR, as well as any product or Therapy that comprises T cells bearing a corresponding membrane bound exogenous TCR, and in each case which is developed under any Co-Development Plan;

Change of Control
means with respect to a Party, (a) the sale or disposition to an Acquiring Third Party of all or substantially all of the business or assets of such Party to which the subject matter of this Agreement relates, including all of or substantially all of the Licensed Intellectual Property under which such Party has granted rights to the other Party under this Agreement; or (b) (i) the acquisition by an Acquiring Third Party of more than fifty percent (50%) of the issued voting shares or stock in such Party, or (ii) the acquisition, merger or consolidation of such Party with or into an Acquiring Third Party. A Change of Control will not include an acquisition, merger or consolidation or similar transaction of a Party in which the holders of the voting shares in such Party immediately prior to such acquisition, merger, consolidation or transaction, will beneficially own, directly or indirectly, at least fifty percent (50%) of the voting shares in the Acquiring Third Party or the surviving entity in such acquisition, merger, consolidation or transaction, as the case may be, immediately after such acquisition, merger, consolidation or transaction;

Clinical Trial
means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or Phase IV Clinical Trial, as the case may be, and any clinical studies specifically including pediatric subjects, or any other equivalent, combined or other trial in which any Therapy is administered to a human subject;

CMC	means chemistry, manufacturing and control;
Co-Commercialisation Agreement	is define in Clause 7.2;
CoC Party	is defined in Clause 17.5.4;
Co-Development Phase	means the phases of the Co-Development Plan in which a Candidate or Joint Selected Candidate is being developed including pre-clinical testing and Clinical Trials using such Joint Selected Candidate;
Co-Development Plan	means a program of activities and work for the development of Candidates directed to a Selected Target and including a Joint Selected Candidate;
CMO	means a Third Party with which a Party has contracted to conduct manufacturing (including process development and scale-up) of a Joint Selected Candidate or Therapy on behalf of such Party;

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Commercially Reasonable Efforts
means, on a Party-by-Party basis, that level of efforts and resources required to carry out a particular task or obligation in an active and sustained manner, consistent with the general practice followed by the Party in the exercise of its reasonable business discretion relating to other pharmaceutical therapies or products owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or life, taking into account issues of patent coverage, safety and efficacy, therapy profile, the competitiveness of any therapy in development and in the marketplace, supply chain management considerations, the proprietary position of the product or therapy, the regulatory structure involved, the profitability of the applicable therapies (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific and/or medical factors;

Completion
means (a) in relation to any POC Plan or Co-Development Plan, or any phase of any such plan, substantial completion of all activities under such plan or phase of such plan, including as relevant delivery of any final report and the attainment of any mutually agreed success criteria for such phase; and (b) in relation to any Clinical Trial, provision of a final report in relation to such Clinical Trial in accordance with the applicable Clinical Trial protocol;

Confidential Information
means non-public, proprietary information (of whatever kind and in whatever form or medium, including copies thereof), tangible materials or other deliverables (a) disclosed by or on behalf of a Party in connection with this Agreement, whether prior to or during the Term and whether disclosed orally, electronically, by observation or in writing, or (b) created by, or on behalf of, either Party and provided to the other Party, or created jointly by the Parties, in the course of this Agreement; provided, that, notwithstanding the foregoing, to the extent a Party is allocated ownership of Intellectual Property Rights embodied by or containing a given piece of information under this Agreement in accordance with Article 12, such information shall be deemed to be solely the Confidential Information of such Party regardless of which Party initially disclosed or created such information;

Control or Controlled by
means the rightful possession by a Party, whether directly or indirectly and whether by ownership, license (other than pursuant to this Agreement) or otherwise, as of the Effective Date or during the Term, of the right (excluding where any required Third Party consent cannot be obtained) to grant a license, sublicense or other right to exploit as provided herein, without violating the terms of any agreement with any Third Party;

Covers or Covered or Covering
means, with respect to a particular Patent and in reference to a particular compound, process, Candidate or Therapy (whether alone or in combination with one or more other ingrediates) that the use, manufacture, sale, supply, import, offer for sale of such compound, Candidate or Therapy or use of such process would infringe a Valid Claim of such Patent in the absence of any license granted under this Agreement or in the case of a patent application would infringe the claim of such patent application if such patent application was a granted patent;

Development Costs	is defined in Clause 10.2.3;

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Dispute	is defined in Clause 18.1;
Effective Date	is defined in the Preamble;
EMA	means the European Medicines Agency and any successor thereto;
Enforcement	is defined in Clause 12.6.3;
EU	means the member states of the European Union and Switzerland, or any successor entity thereto performing similar functions;
Exclusive License	is defined in Clause 8.2.1;
FDA	means the US Food and Drug Administration, or any successor entity thereto performing similar functions;
Field
means any and all uses, including human and animal therapeutic, palliative, prophylactic and diagnostic uses, of a product or therapy that comprises T cells bearing a membrane bound exogenous TCR, therefore expressly excluding any product or therapy that comprises soluble TCRs;

Foreground IP	means any Intellectual Property Rights created in the performance of this Agreement including under any POC Plan or Co-Development Plan;
FTE
means the equivalent of the work of one employee full time (equivalent to a twelve month period of work), including experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, managing and leading scientific staff, conducting development activities, carrying out related management duties, and training (including health and safety training);

GMP
means all current Good Manufacturing Practices applicable to biopharmaceuticals in the US and/or in the European Union, as are in effect from time to time during the Term and in each case as applicable to the activities being carried out under this Agreement;

GLP
means all applicable current Good Laboratory Practice standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58 and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which the relevant activity under this Agreement is being performed;

GxP	means any of the following as applicable to this Agreement: GLP and GMP;

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HLA	means a human leukocyte antigen;
HLA Type	means a human leukocyte antigen type;
iCasp9 Switch	means Bellicum’s proprietary, inducible iCasp9 safety switch […***…] that has a binding site which is activated with rimiducid to fully or partially eliminate the cells;
iCasp9 Technology	means any technology utilizing a small molecule to dimerize caspase-9 molecule(s);
iMC Switch	means Bellicum’s proprietary, inducible iMC safety switch […***…] that has a binding site which is activated with rimiducid to fully or partially eliminate the cells;
iMC Technology	means any technology utilizing a small molecule to dimerize co-stimulatory molecule(s);
IND
means an investigational new drug application filed with the FDA pursuant to 21 CFR Part 312 before the commencement of Clinical Trials of a Therapy, or any comparable or equivalent filing (including any Clinical Trial Authorization filed in the EU) with any relevant regulatory authority in any other jurisdiction required before the commencement of any Clinical Trial in such jurisdiction;

Indemnitee	is defined in Clause 16.3;
Indemnitor	is defined in Clause 16.3;
Infringement	is defined in Clause 12.6.1;
Initial Success Criteria	means the criteria mutually agreed between the Parties in writing, the fulfillment of which indicate initial success in POC Phase;
Intellectual Property Rights
means Patents, rights to discoveries, inventions, copyrights and related rights, trademarks, trade names and domain names, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

JCC	is defined in Clause 2.4.1;
JDC	is defined in Clause 2.3.1;
Joint IP	is defined in Clause 12.1.2;
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Joint Selected Candidate
means a Candidate selected by the JDC for pre-clinical development in accordance with Clause 5.1.5, and includes any Candidate that is mutually agreed to replace any previously designated Joint Selected Candidate in accordance with Clause 5.1.5;

JPT	is defined in Clause 2.5;
JSC	is defined in Clause 2.2.1;
Licensed Intellectual Property	means, as applicable, the Bellicum Licensed Know-How, Bellicum Licensed Patents, Adaptimmune Licensed Know-How and Adaptimmune Licensed Patents;
Loss or Losses	is defined in Clause 16.1;
MAA or Marketing Approval Application
means a BLA, sBLA, NDA, sNDA and any equivalent thereof in the US or any other country or jurisdiction. As used herein: “BLA” means a Biologics License Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 600 et seq., for FDA approval of a Therapy and “sBLA” means a supplemental BLA; and “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a Therapy and “sNDA” means a supplemental NDA;

Non-Publishing Party	is defined in Clause 14.4.1;
Opt-Out Candidate/ Therapy	Is defined in Clause 17.2.1;
Party or Parties	is defined in the Preamble;
Patent(s)
means any and all patents and patent applications and any patents issuing therefrom or claiming priority therefrom, worldwide, together with any extensions (including patent term extensions and supplementary protection certificates) and renewals thereof, reissues, reexaminations, substitutions, confirmation patents, registration patents, invention certificates, patents of addition, renewals, divisionals, continuations, and continuations-in-part of any of the foregoing;

Person
means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization;

Phase I Clinical Trial
means a human clinical trial, the principal purpose of which is preliminary determination of safety of a Therapy in healthy individuals or patients as described in 21 C.F.R. §312.21(a), or similar clinical study in a country other than the US;

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Phase II Clinical Trial
means a human clinical trial, the principal purpose of which is a preliminary determination of efficacy of a Therapy in patients being studied as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the US; provided, that, to the extent there is any ambiguity as to whether a given human clinical trial constitutes a Phase II Clinical Trial or a “Phase I(b)” clinical trial, such trial shall be a Phase II Clinical Trial for the purposes of this Agreement;

Phase III Clinical Trial
means a human clinical trial, the principal purpose of which is to demonstrate clinically and statistically the efficacy and safety of a Therapy for one or more indications in order to obtain Marketing Approval of such Therapy for such indication(s), as further defined in 21 C.F.R. §312.21(c) or a similar clinical study in a country other than the US; provided, that, to the extent there is any ambiguity as to whether a given human clinical trial constitutes a Phase III Clinical Trial or a “Phase II(b)” clinical trial, such trial shall be a Phase III Clinical Trial for the purposes of this Agreement;

Phase IV Clinical Trial
means a human clinical trial, or other test or study, of a Therapy that is (a) commenced after receipt of the initial Regulatory Approval for such Therapy in the country for which such clinical trial is being conducted, and that is conducted within the parameters of the Regulatory Approval for such Therapy (and which may include investigator sponsored clinical trials), including a clinical trial conducted due to the request or requirement of a Regulatory Authority or as a condition of a previously granted Regulatory Approval, but shall not include any Phase III Clinical Trial (including any “Phase III(b)” trial), (b) an investigator sponsored clinical trial approved by the JCC that does not fall within the parameters of a Therapy’s Regulatory Approval, or (c) any REMS (Risk Evaluation and Mitigation Strategy)/RMP (Risk Management Plan) related study of a Therapy in a country in the Territory after Regulatory Approval of such Therapy has been obtained from an appropriate Regulatory Authority in such country. Phase IV Clinical Trials may include trials or studies conducted in support of post-Regulatory Approval exploitation of such Therapy (for example only, pricing/reimbursement, epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies and health economics studies);

POC Criteria	means the criteria mutually agreed between the Parties in writing the fulfillment of which will constitute successful Completion of the POC Phase;
POC Phase	means the initial proof of concept phase performed in accordance with the POC Plan;
POC Plan	means the plan for the POC Phase as set out in Exhibit 1 as amended from time to time in accordance with this Agreement;
POC Target	means the Target that is the subject of the POC Plan;

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Prosecute or Prosecute and Maintain or Prosecution and Maintenance
means, with respect to a Patent, all activities associated with the preparation, filing, prosecution and maintenance of such Patent , as well as activities associated with re-examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent, together with the conduct of interferences, derivation proceedings, pre- and post-grant proceedings, the defense of oppositions and other similar proceedings with respect to that Patent;

Prosecuting Party	means the Party responsible for Prosecution under Clauses 12.2 and 12.3 of this Agreement;
Publishing Party	is defined in Clause 14.4.1;
Quality Agreement
means, as relevant in the context of this Agreement, a written agreement that documents the responsibilities and quality expectations between (a) Bellicum and any internal or external supplier, contract manufacturer or service provider (including, to the extent applicable, Adaptimmune) or (b) Adaptimmune and any internal or external supplier, contract manufacturer or service provider (including, to the extent applicable, Bellicum);

Regulatory Approval
means the technical, medical and scientific licenses, registrations, authorizations and approvals required for marketing or use of a Therapy (including approvals of, BLAs, IND applications, pre- and post- approvals, and labeling approvals and any supplements and amendments to any of such approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the development, manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a Therapy in a regulatory jurisdiction. In the US, Regulatory Approval means approval of any Marketing Approval Application or equivalent by the FDA. Regulatory Approval shall include obtaining any pricing reimbursement or other pricing approval requirement;

Regulatory Authority	means the FDA, EMA, any other regulatory authority or body with regulation or governance over the performance of any part of the activities under this Agreement;
Release	is defined in Clause 14.1;
Reserved Activities	is defined in Clause 5.6;
Rules	is defined in Clause 18.2.1;
SAE	means a serious adverse effect resulting from any Clinical Trial or administration of a Therapy;
Selected Target	is defined in Clause 4.1.2;
Sublicensee	means a Third Party or Affiliate who has been granted a sublicense under any license under this Agreement;

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SUSAR	means a suspected unexpected serious adverse reaction resulting from any Clinical Trial or administration of any Therapy to a human being;
Target	means the protein from which a peptide antigen is derived to form an HLA-peptide antigen epitope (including all HLA Types);
Target List	is defined in Clause 3.1.3;
TCR	means T-cell receptor;
Term	is defined in Clause 17.1;
Therapy
means a therapy (including T cell products and the production and/or delivery of T cells to human or animal subjects) utilising the genetic engineering of T-cells to express an affinity-optimized membrane bound exogenous TCR, and comprising a Joint Selected Candidate;

Third Party	means any entity other than Adaptimmune or Bellicum or an Affiliate of either of them;
Third Party Claims	is defined in Clause 16.1;
Third Party Infringement Claim	is defined in Clause 12.7.1;
Title 11	is defined in Clause 17.4;
US	means the United States of America and its territories and possessions;
Valid Claim
means, with respect to a particular country, a claim in an unexpired Patent within the Licensed Intellectual Property in such country that has not lapsed or been disclaimed, revoked, held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through re-examination, re-issue, disclaimer or otherwise, or lost in an interference proceeding; and

VAT	means, in the EU, value added tax calculated in accordance with Council Directive 2006/112/EC and, in a jurisdiction outside the EU, any equivalent tax.

ARTICLE 2 GOVERNANCE

2.1
Governance Generally. Up to three (3) voting committees (the JSC, JDC and JCC) may be formed, and two non-voting teams (one for the Adaptimmune Candidate and one for the Bellicum Candidate; each, a JPT) will be set up, to govern and act as reporting bodies during the Term.

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2.2	Joint Steering Committee.

2.2.1
Formation and Composition. As soon as reasonably possible and in any event within […***…] after the Effective Date, Adaptimmune and Bellicum shall establish a joint steering committee (the “JSC”) to monitor and coordinate the communication and activities of both Parties under this Agreement. The JSC shall be composed of at least […***…] but no more than […***…] representatives designated by each Party and in each case an equal number of representatives from each Party. Representatives must be appropriate for the tasks then being undertaken and the stage of development or commercialisation applicable, in terms of their seniority, decision-making authority, availability, function in their respective organizations, training and experience. Each Party may replace its JSC representatives from time to time upon written notice to the other Party; provided, however, if a Party’s JSC representative is unable to attend a JSC meeting, such Party may designate an alternate to attend such JSC meeting by providing notification in writing to the other Party’s Alliance Manager and following provision of such written notification the alternate will be entitled to perform the functions of such JSC representative at such JSC meeting. The Alliance Managers may attend meetings of the JSC but shall have no right to vote on any decisions of the JSC.

2.2.2	JSC Responsibilities. In addition to its overall responsibility for monitoring the activities of the Parties under this Agreement, the JSC shall, in particular:

(a)
work to resolve, through good faith discussions, any dispute, controversy or claim between the Parties arising during the performance of any POC Plan or Co-Development Plan and related to the matters under the authority of the JSC;

(b)
review and, pending or after consultation of a Party’s JSC representatives with its own management team regarding any material changes in an existing allocation, approve the allocation of each Party’s resources and efforts necessary to perform the POC Plan or Co-Development Plan to the extent not agreed by the applicable JPT;

(c)	review and approve any material amendments to any POC Plan or Co-Development Plan proposed by the JDC or the applicable JPT;

(d)	review and approve any criteria (and amendments to such criteria) for development of any Candidate including criteria required for any Candidate to proceed to the next phase of development;

(e)	oversee the implementation of the POC Phase;

(f)	oversee the implementation of the Co-Development Plan(s);

(g)
ensure that each Party is regularly informed regarding all material activities performed by the other Party under any Co-Development Plan(s), and all material re-allocations under and/or amendments to any POC Plan or Co-Development Plan;

(h)	perform such other functions as may be agreed to by the Parties in writing (in each case subject to Clause 2.3) or as specified in this Agreement.

2.2.3
Decision making for JSC. Each Party will discuss and attempt to resolve any potential or evolving disagreement related to a POC Plan or Co-Development Plan through its respective Alliance Managers and/or the applicable JPT before it is brought before the JSC for resolution. With respect to the responsibilities of the JSC, each Party shall have one vote on all matters brought before the JSC. The JSC shall operate as to matters within its responsibility by unanimous vote. […***…]. If the JSC is unable to achieve a unanimous vote within […***…] of

***Confidential Treatment Requested

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any matter being brought before the JSC, then such matter may be referred in writing to the Alliance Managers under Clause 18.1 at either Party’s discretion; provided, that, for clarity, the arbitration provisions in Clause 18 shall not apply and, unless otherwise provided explicitly in this Agreement, neither Party shall have final decision-making authority with respect to such matter. Unless otherwise provided explicitly in this Agreement and subject to Clause 2.2.4, where any decision regarding such disagreement is not made within a period of […***…] of such referral to the Party’s Alliance Managers in accordance with Clause 18.1 then:

(i)	In the case of a decision […***…] decision-making authority;

(ii)	in the case of a decision […***…] decision-making authority;

(III)	in the case of a decision […***…] decision-making authority;

(iv)	in the case of a decision […***…] decision-making authority.

2.2.4
Any JSC decisions, any decisions of the Party’s senior managers under Clause 2.2.3, and any decision-making authority exercised by a Party under Clause 2.2.3, are subject to the following: (i) neither the JSC, the senior managers nor either Party shall have the unilateral or overriding authority to amend or modify, or waive a Party’s own compliance with, this Agreement including in relation to the scope or terms of any license to Intellectual Property Rights; and (ii) […***…]; and (iii) neither the JSC, the senior managers nor either Party will have the unilateral or overriding authority to amend any POC Plan or Co-Development Plan in any way which would introduce additional safety or ethical concerns in relation to any Clinical Trial; and (iv) neither the JSC, the senior managers nor either Party will have the unilateral or overriding authority to require the other Party to carry out any act which it is not already required to perform under any Co-Development Plan.

2.3	Joint Development Committee.

2.3.1
Formation and Composition. As soon as reasonably possible after […***…], Adaptimmune and Bellicum shall establish a joint development committee (the “JDC”) to monitor and coordinate the communication and activities of both Parties under each Co-Development Plan. The JDC shall be composed of at least […***…] but no more than […***…] representatives designated by each Party and in each case an equal number of representatives from each Party. Representatives must be appropriate for the tasks then being undertaken and the applicable stage of research, pre-clinical development or clinical development, in terms of their seniority, decision-making authority, availability, function in their respective organisations, training and experience. Each Party may replace its JDC representatives from time to time upon written notice to the Alliance Manager of the other Party; provided, however, if a Party’s JDC representative is unable to attend a JDC meeting, such Party may designate an alternate to attend such JDC meeting by providing notification in writing to the other Party’s Alliance Manager and following provision of such written notification the alternate will be entitled to perform the functions of such JDC representative at such JDC meeting. The Alliance Managers may attend meetings of the JDC but shall have no right to vote on any decisions of the JDC.

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2.3.2
JDC Responsibilities for a Co-Development Plan. The JDC shall have overall responsibility for monitoring the activities of the Parties under this Agreement during co-development (including Clinical Trials) of any Joint Selected Candidates or Therapies containing any Joint Selected Candidates. The JDC shall, in particular:

(a)	work to resolve, through good faith discussions, any dispute, controversy or claim related to the matters under the authority of the JDC;

(b)	approve each initial POC Plan and Co-Development Plan and recommend to the JSC any material changes to the POC Plan or a Co-Development Plan, including updating the POC Plan or a Co-Development Plan;

(c)	monitor performance of the POC Plan or any Co-Development Plan;

(d)	review any data arising from any Clinical Trials being conducted under a Co-Development Plan, including any SUSARs and SAEs;

(e)	discuss any material regulatory submissions or material correspondence related to Therapies containing a Joint Selected Candidate;

(f)
discuss protocols for any Clinical Trial of a Therapy utilising a Joint Selected Candidate, including patient numbers, location numbers, Clinical Trial site and any modifications or amendments to such protocols;

(g)
receive reports on any investigation or audit carried out by either Party or by any Regulatory Authority, to the extent such investigation or audit is initiated in connection with any Joint Selected Candidate or any Therapy utilising a Joint Selected Candidate or any facility used for the manufacture of such Joint Selected Candidate or such Therapy, or any Clinical Trial involving such Joint Selected Candidate or such Therapy; and

(h)	report to the Parties on the progress of any corrections to any identified non-compliances with Applicable Laws to the extent relevant to any Co-Development Plan.

2.3.3	JDC Decision Making.

(a)
With respect to the responsibilities of the JDC, each Party shall have one vote on all matters brought before the JDC and the JDC shall operate by unanimous vote. If the JDC is unable to achieve a unanimous vote within […***…] of any matter being brought before the JDC, then such matter may be referred in writing to the JSC at either Party’s discretion. Each Party shall make decisions within the JDC in good faith and on a timely basis; provided that any JDC decisions shall be subject to the conditions applied to JSC decisions, as set forth in Clause 2.2.4, and to Clause 5.7.

2.4	Joint Commercialisation Committee.

2.4.1
Formation and Composition. In the event that a Phase III Clinical Trial for a Therapy utilising a Joint Selected Candidate is initiated, as soon as reasonably practicable after […***…], Adaptimmune and Bellicum shall establish a joint commercialisation committee (the “JCC”). As of the Effective Date, the Parties anticipate that the JCC will monitor and coordinate the communication and activities of both Parties relating to the further supply, manufacture and commercialisation of such Therapy utilising a Joint Selected Candidate, and any subsequent Therapies containing a Joint Selected Candidate that enter Phase III Clinical Trials. Unless otherwise set forth in a Co-Commercialisation Agreement executed by the Parties, the JCC shall function in accordance with the remainder of this Clause 2.4 (for clarity, to the extent this Clause 2.4 is inconsistent with the Co-Commercialisation Agreement, the Co-Commercialisation Agreement shall control). The JCC shall be composed of at

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least […***…] but no more than […***…] representatives designated by each Party and in each case an equal number of representatives from each Party. Representatives must be appropriate for the tasks then being undertaken and the stage of development and commercialisation, in terms of their seniority, decision-making authority, availability, function in their respective organisations, training and experience. Each Party may replace its JCC representatives from time to time upon written notice to the Alliance Manager of the other Party; provided, however, if a Party’s JCC representative is unable to attend a JCC meeting, such Party may designate an alternate to attend such JCC meeting by providing notification in writing to the other Party’s Alliance Manager and following provision of such written notification the alternate will be entitled to perform the functions of such JCC representative at such JCC meeting. The Alliance Managers may attend meetings of the JCC but shall have no right to vote on any decisions of the JCC.

2.4.2
JCC Responsibilities. In addition to its overall responsibility for monitoring the activities of the Parties under this Agreement with respect to Therapies containing a Joint Selected Candidate, following initiation of Phase III Clinical Trials thereof and during the supply, manufacture and commercialisation of any Therapy utilising a Joint Selected Candidate resulting from such Phase III Clinical Trials, the JCC shall, in particular, with respect to each such Therapy utilising such Joint Selected Candidates):

(a)	review and approve an initial worldwide commercialisation plan;

(b)	review and approve changes to the then-current worldwide commercialisation plan;

(c)	receive reports regarding material submissions to Regulatory Authorities pertaining to any Therapy utilising a Joint Selected Candidate, as needed;

(d)	review manufacturing and commercial supply plans pertaining to any Therapy utilising a Joint Selected Candidate;

(e)
review and, to the extent permitted by Applicable Laws, approve any applicable policies with respect to pricing reimbursement required for sale and supply of any Therapy utilising a Joint Selected Candidate;

(f)
subject to the Co-Commercialisation Agreement, discuss and agree to mechanisms for co-promotion of any Therapy utilising a Joint Selected Candidate in those specific countries where co-promotion will occur in accordance with the Co-Commercialisation Agreement;

(g)	discuss pre-marketing and marketing activities pertaining to any Therapy utilising such Joint Selected Candidate;

(h)	discuss launch of any Therapy utilising such Joint Selected Candidate;

(i)	receive from each Party reports on Net Sales of any Therapy utilising such Joint Selected Candidate; and

(j)	perform such other responsibilities as are assigned to the JCC in this Agreement or in the Co-Commercialisation Agreement.

2.4.3
Decision making for JCC. Each Party will discuss and attempt to resolve any potential or evolving disagreement related to commercialisation of any Therapy utilising a Joint Selected Candidate through its Alliance Managers before it is brought before the JCC for resolution. With respect to the responsibilities of the JCC, each Party shall have one vote on all matters brought before the JCC. Each JCC shall operate as to matters within its responsibility by unanimous vote. Each Party shall make decisions in good faith and on a timely basis, provided that any JCC decisions shall be subject to the conditions applied to JSC decisions, as set forth in Clause 2.2.4. If the JCC is unable to achieve a unanimous vote within […***…]

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[…***…] of any matter being brought before the JCC, then such matter may be referred to Alliance Managers under Clause 18.1 at either Party’s discretion. Where any matter or dispute remains unresolved for a further […***…] after such referral, the matter or dispute may be referred in writing to the JSC at either Party’s discretion.

2.5
JPT. The Parties shall also set-up up joint project teams for each Party’s Candidates (each, a “JPT”) as and when required, the first to be set up as soon as practicable after […***…]. Each JPT shall be specific to a Selected Target and to the corresponding Co-Development Plan, save that the Parties may nominate the same representatives to be present on more than one JPT. The JPT for each Selected Target and corresponding Co-Development Plan shall be responsible for governing the day to day performance of the relevant Co-Development Plan including ensuring that activities thereunder are performed in accordance with the approved timelines and budgets and, as relevant, agreeing to any non-material changes to such Co-Development Plan and for producing the final report and recommendations on completion of the relevant Co-Development Plan. The Parties shall each nominate up to […***…] representatives (and in each case an equal number of representatives) to represent it on each JPT. Each Party may replace its JPT representatives from time to time upon written notice to the other Party; provided, however, if a Party’s JPT representative is unable to attend a JPT meeting, such Party may designate an alternate to attend such JPT meeting by providing notification in writing to the other Party’s representatives on such JPT and following provision of such written notification the alternate will be entitled to perform the functions of such JPT representative at such JPT meeting. The JPT shall report regularly to the JDC. The final report and recommendations following completion of any phase of a Co-Development Plan shall be provided to the JDC within a maximum of […***…] following completion of the relevant phase and the Parties shall provide all support to the applicable JPT as may be reasonably necessary to meet such timelines. The JPT in relation to any Selected Target shall automatically cease to exist on completion or termination of the Co-Development Plan for such Selected Target.

2.6
Ad-hoc Committees. The JSC, JDC or JCC, as appropriate, may also authorise the setting up of sub-committees in relation to particular or specific aspects of any Co-Development Plan or other performance of this Agreement, for example CMC. Such sub-committees shall act in the same way as the JPT and regularly report into the relevant JSC, JDC or JCC.

2.7	Meetings.

2.7.1
JSC Meetings. During the POC Phase and Co-Development Phase, the JSC shall meet at least […***…] at Adaptimmune’s facilities in Abingdon, Oxfordshire, England or at Bellicum’s facilities in Houston, TX, USA, or via teleconference or otherwise, in each case as agreed by the JSC. During the Co-Commercialisation Phase, the JSC shall meet at least […***…] at Adaptimmune’s facilities in Abingdon, Oxfordshire, England or at Bellicum’s facilities in Houston, TX, USA, or via teleconference or otherwise, in each case as agreed by the JSC. Where possible, meetings will be held by telephone conference with only […***…] meetings per […***…] being face to face and at either Adaptimmune’s or Bellicum’s facility, unless the Parties decide otherwise. Where necessary, for example to resolve any dispute or to agree upon changes to any POC Plan or Co-Development Plan, the JSC shall meet more frequently.

2.7.2
JCC and JDC Meetings. The JCC or JDC shall meet at least […***…] at Adaptimmune’s facilities in Abingdon, Oxfordshire, England or at Bellicum’s facilities in Houston, TX, USA, or via teleconference or otherwise, in each case as agreed by the JDC or JCC. Where possible, meetings will be held by telephone conference with only […***…] meetings per […***…] being face to face and at either Adaptimmune’s or Bellicum’s facility, unless the Parties decide otherwise. Where necessary, for example to resolve any dispute or to agree upon changes to any Co-Development Plan, as applicable, the JDC shall meet more frequently. The JCC shall meet more regularly where reasonably necessary.

2.7.3	Meeting Agendas and Minutes. Not later than […***…] after each of the JSC, JDC, JCC and/or JPT, as applicable, are formed, the respective committees

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shall each hold an organizational meeting by videoconference or teleconference to establish their respective operating procedures, including establishment of agendas, and preparation and approvals of minutes. The Parties shall alternate responsibility for taking the meeting minutes; provided that Bellicum shall be responsible for taking the meeting minutes at the first meeting of each committee or team. Meeting minutes shall be sent to both Parties promptly (and in any event within […***…]) after a meeting for review, comment and approval by each Party. Where minutes are not approved by both Parties, the dispute shall be resolved at the next committee or team meeting. A decision that is made at any meeting shall be recorded in meeting minutes.

2.7.4
General. Employees of each Party, other than its nominated committee or team representatives, may attend meetings of the JSC, JDC, JCC or JPT as applicable, as non-voting participants. A Party’s consultants and advisors involved in a POC Plan or Co-Development Plan may attend meetings of the JSC, JDC, JCC or JPT as non-voting observers; provided that such consultants and advisors are under obligations of confidentiality and non-use applicable to the Confidential Information of the other Party as required by Clause 13.3(e). Each Party shall be responsible for all of its own expenses of participating in the JSC, JDC, JCC or JPT. In addition each Party may nominate the same individuals as representatives on multiple committees.

2.8	Dissolution.

2.8.1	Dissolution of JSC. The JSC shall dissolve on termination of this Agreement or by mutual agreement of the Parties.

2.8.2	Dissolution of JDC. The JDC shall automatically dissolve on completion of all Co-Development Plans or, if earlier, termination of this Agreement.

2.8.3
Dissolution of JCC. The JCC shall continue for so long as there is any Joint Selected Candidate (or Therapies containing such Joint Selected Candidates) undergoing Phase III Clinical Trials and/or being commercialized hereunder and, at such time as there are no Joint Selected Candidates (or Therapies containing such Joint Selected Candidates) undergoing Phase III Clinical Trials and/or being commercialized hereunder, the JCC will have no further responsibilities or authority under this Agreement and the JCC will be deemed dissolved by the Parties. The JCC will also be deemed dissolved by the Parties if all Co-Development Plans are terminated or if all Therapies resulting from any Co-Development Agreement fail to obtain at least one Regulatory Approval in at least one country.

2.8.4	Dissolution of JPT. Each JPT will be deemed dissolved by the Parties on completion or termination of the applicable Co-Development Plan.

2.8.5	Dissolution of Ad-hoc sub-committees. Each Ad-hoc sub-committee will be deemed dissolved by the Parties on completion of the relevant activity in relation to which the sub-committee was set up.

2.9
Alliance Managers. Within […***…] of the Effective Date, each Party shall appoint an Alliance Manager to be the principal point of contact for communications under this Agreement. The Alliance Managers shall facilitate the flow of information and collaboration between the Parties and assist in the resolution of potential and pending issues and potential disputes in a timely manner to enable the JSC, JDC, JCC and JPT, in each case for so long as such committee(s) are in existence, and the Parties to reach consensus and avert escalation of such issues or potential disputes. Either Party may replace its Alliance Manager at any time upon prior written notice (including by email) to the other Party’s Alliance Manager. Each Party shall ensure that its Alliance Manager is capable of performing the obligations required of an Alliance Manager under this Agreement.

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ARTICLE 3 POC PHASE

3.1	Commencement of POC Phase

3.1.1
Within […***…] of the Effective Date (or such longer time as mutually agreed by the Parties in writing), the Parties shall commence activities in furtherance of the POC Plan. The POC Plan will describe with specificity […***…]. As of […***…]. Each Party will perform a battery of tests during the POC Phase, as set forth in greater detail in the POC Plan, with the intention that the Parties will conduct mirrored testing where practicable.

3.1.2
Adaptimmune and Bellicum shall use Commercially Reasonable Efforts to perform the activities assigned to them under the POC Plan in accordance with the agreed timescales, including making resources available as and when required and supplying any product, equipment or materials as and when required for performance of the POC Plan. Each Party shall reasonably assist the other Party to facilitate the performance of the POC Plan. Each Party is responsible for the costs incurred by it in performing activities assigned to it under the POC Plan.

3.1.3
As part of the performance of the POC Plan, and with respect to Targets other than the POC Target, the Parties will jointly identify Target criteria that will support the Parties’ development and commercialization of viable Candidates. On achievement of Initial Success Criteria for the POC Phase and following mutual agreement to the related Target criteria identified in accordance with this Clause 3.1.3, Adaptimmune will provide to Bellicum a list of at least […***…] Targets (“Target List”) and supporting validation information, with the mutually desired objective that such Targets on the Target List will meet the agreed Target criteria. Bellicum understands that the Targets on the Target List provided by Adaptimmune will be provided from its internal Target projects and that not all provided Targets will be fully validated; however, as part of Adaptimmune’s identification and presentation of the Target List, the Parties will reach a consensus as to what constitutes “validation” of a Target, and then Bellicum will have a right to review all of Adaptimmune’s available documentation for each such Target, including but not limited to information relevant to Target validation status. Adaptimmune will select the Targets on the Target List for provision to Bellicum in good faith. The Parties will work together to agree upon which Targets from the Target List may be selected for further validation and development of Candidates during any subsequent Co-Development Phase.

3.1.4
Subject to the limitations set forth in Clause 2.2.4 (as applied to the JDC), and subject to Clauses 2.3.2(b) and 5.7, the JDC may amend in writing the POC Plan from time to time as the POC Phase progresses and results become available.

3.2
Subcontractors. A Party may subcontract portions of its work under the POC Plan to (i) any Affiliate or (ii) Third Parties; provided, that such subcontract is in writing and is consistent with the terms and conditions of this Agreement including the confidentiality provisions of Article 13 and any rights granted to such subcontractor are restricted to only those rights necessary for performance by such subcontractor of the portions of work on behalf of such subcontracting Party. Such subcontracting Party will remain fully responsible (at its cost) for all acts or omissions of any subcontractor it appoints (including any acts or omissions which result in a breach of the terms of this Agreement) and shall ensure that each subcontractor complies with the terms and conditions of this Agreement.

3.3
Progress Reports. Each Party shall keep the other Party (through the JPT and JDC) informed of its activities, results and accomplishments under the POC Plan and shall provide to the other Party’s representatives on the JDC regular written summary updates (for example Word or

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Powerpoint documents) at each JDC meeting. All such reports, information and data provided by a Party shall be considered the providing Party’s Confidential Information.

3.4
Completion of POC Phase. Completion of the POC Phase shall occur on […***…] under the POC Plan, or upon a JDC decision that no further activities are required (“POC Phase Completion”). Where POC Phase Completion has not been met within a period of […***…] from the estimated date of POC Phase Completion in accordance with the POC Plan, or where either Party believes at any time on a reasonable and scientifically supported basis that the Initial Success Criteria or POC Criteria will not be met, the Parties (whether directly or through a meeting of the JSC or JDC) shall discuss and mutually agree whether any further proof of concept work should be conducted (for example, in relation to an alternative Candidate or an alternative Target ), or whether the POC Plan should terminate. Any termination of the POC Plan shall result in termination of this Agreement (and in this event, Clause 17.7 shall apply), and there shall be no obligation on either Party to carry out any further proof of concept work on any alternative Candidate or Target.

3.5
Progression to Co-Development Phase. Within […***…] of the date of POC Phase Completion, Adaptimmune shall provide to Bellicum […***…]. The Adaptimmune […***…] will be reviewed by the JDC and JSC, and the Parties will discuss in good faith and will mutually agree whether or not to proceed to the Co-Development Phase; provided that neither Party is required to proceed to the Co-Development Phase under discussion. The date of such mutual agreement of the Parties to proceed to the Co-Development Phase, as evidenced by minutes of the applicable JSC meeting, shall constitute “Co-Development Start”. Where the JSC does not and/or the Parties do not agree to proceed to the Co-Development Phase within […***…] of provision of such Adaptimmune […***…] and the POC Phase results by Adaptimmune, then this Agreement shall automatically terminate in accordance with Clause 17.5 (and in this event, Clause 17.7 shall apply).

ARTICLE 4 SELECTION OF TARGETS

4.1	Selected Targets.

4.1.1
Selected Target Identification. During the POC Phase, the Parties shall consult on and discuss at the JSC any Target being considered by a Party, either by selection from the Target List or the POC Target. The JSC shall agree upon which two Targets will be selected for co-development. The date of such selection by the JSC, as evidenced in minutes of the applicable JSC meeting, shall be the “Acceptance Date” for such two Targets. The JSC shall also designate which of the two Selected Targets is the Bellicum Target and which is the Adaptimmune Target. Agreement of the JSC on both Selected Targets must, unless otherwise mutually agreed between the Parties in writing, be made at the latest by […***…] from Co-Development Start. Notwithstanding the foregoing, […***…].

4.1.2
Target Exclusivity. On the Acceptance Date, each of the two selected Targets shall thereafter be designated as a “Selected Target”. As of the Acceptance Date, a Selected Target will not be made available by Adaptimmune or Bellicum to any Third Party for development, and Adaptimmune will not develop any TCRs or

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Therapies to such Selected Targets for itself or for or on behalf of any Third Party.

4.1.3	Target List. Only Targets set out on the Target List shall be eligible for selection as a Selected Target.
ARTICLE 5 CO-DEVELOPMENT PLAN

5.1	Co-Development Plan.

5.1.1
Within […***…] after the Acceptance Date (or such longer time as mutually agreed by the Parties in writing) with respect to a given Selected Target, the JPT shall draft and agree upon a Co-Development Plan for the generation of Candidates directed to each Party’s Selected Target, which plan is intended to generate the data necessary to support an IND filing for such Party’s Joint Selected Candidate. No activities will be performed in connection with a proposed Co-Development Plan (and accordingly, no costs will be incurred under Clause 10.2) before the applicable JPT has agreed upon such Co-Development Plan. Each of the two Co-Development Plans shall:

(a)	be prepared on a global basis;

(b)	include the responsibilities of each of the Parties under the Co-Development Plan including as relates to any manufacture of Therapy for Clinical Trials;

(c)
include a high level plan setting out an anticipated route (including Phase III Clinical Trials and other required trials) to obtain Regulatory Approval for such Therapy including estimated timelines and estimated budget; and

(d)
include the basis for calculation of any budgeted costs, including relevant FTE and FTE Rate information to be applied to such budget (which FTE Rate(s) shall be used to calculate any Development Costs reimbursable in accordance with Clause 10).

5.1.2
Under each Co-Development Plan, each Party shall use Commercially Reasonable Efforts to perform any part of the Co-Development Plan assigned to it, including making resources available as and when required and supplying any product, equipment or materials as and when required and specified under the Co-Development Plan. The Parties may supplement the terms of this Agreement, as necessary, with terms relating to manufacture and supply, quality and/or any other terms deemed necessary or reasonably useful by a Party to govern the Parties’ co-development of such Party’s respective Candidate. The Parties will negotiate any such supplemental terms in good faith and on a timely basis to prevent any unreasonable delay to activities performed under the Co-Development Plan.

5.1.3
Under each Co-Development Plan, Adaptimmune shall use Commercially Reasonable Efforts to develop and validate starting TCRs (“Initial Candidates”) directed to each Party’s Selected Target within the timescales agreed for the relevant Co-Development Plan. […***…].

5.1.4
Subject to Clause 2.3.2(b), Clause 2.3.3 (which references the limitations set forth in Clause 2.2.4) and Clause 5.7, the JDC may amend in writing the Co-Development Plan for each Party’s Initial Candidate and Joint Selected Candidate from time to time and will regularly update the Parties’ Co-Development Plans as each phase of the plan progresses. It is envisioned that after […***…]. Exhibit 6 outlines the anticipated

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responsibilities of each Party for any Co-Development Plan but may be amended for any particular Co-Development Plan.

5.1.5
The JDC shall also agree upon the criteria for any Initial Candidate to proceed through each Co-Development Phase and in particular the criteria for designation of an Initial Candidate as a Joint Selected Candidate for progression into preclinical development and onwards into Clinical Trials. Initial criteria are set out in Exhibit 7 and these will be amended and reviewed by the JDC as appropriate. Only one Joint Selected Candidate shall proceed to pre-clinical development for any Co-Development Plan at any one time, and an alternative Candidate will only be selected for pre-clinical development where such initial Joint Selected Candidate fails to achieve the agreed criteria for completion of pre-clinical development (such alternative Candidate will be deemed the Joint Selected Candidate upon replacement of the original Joint Selected Candidate). […***…].

5.2
Subcontractors. Each Party may subcontract portions of its work under the Co-Development Plan to (i) any Affiliate or (ii) Third Parties; provided in the case of a Third Party, (a) there are no reasonably based objections from the other Party regarding the use of said subcontractor, and (b) such subcontract is in writing and is consistent with the terms and conditions of this Agreement including the confidentiality provisions of Article 13 and any rights granted to such subcontractor are restricted to only those rights necessary for performance by such subcontractor of the portions of work on behalf of the sub-contracting Party. The sub-contracting Party will remain fully responsible (at its cost) for all acts or omissions of any subcontractor it appoints (including any acts or omissions which result in a breach of the terms of this Agreement) and shall ensure that each subcontractor complies with the terms and conditions of this Agreement. Each Party shall notify the other Party in writing of any sub-contractor appointments other than Affiliates. In addition, either Party may audit any sub-contractor appointed by the other Party prior to such sub-contractor being appointed to perform any part of any Co-Development Plan, and on provision of written notice within […***…] of a Party becoming aware of such sub-contractor appointment. Such audit will occur as soon as reasonably practicable and in any event in accordance with any timelines set out in the applicable Co-Development Plan. The Party appointing such sub-contractor will provide reasonable assistance to enable the conduct of such audits (including interacting with such sub-contractors to substantiate the need and right to conduct such audits). To the extent any audit identifies any non-compliance with Applicable Laws (including non-compliance with GMP), the Party appointing such sub-contractor shall use reasonable efforts to procure correction of such non-compliance by sub-contractor or shall use an alternative sub-contractor where correction of such non-compliance is not possible or practicable. Each Party will put in place written Quality Agreements with any subcontractor performing GMP activities prior to them supplying materials or services supporting any relevant GMP activities under any Co-Development Plan. The other Party may request copies of such Quality Agreement to the extent necessary to satisfy its internal standard operating procedures or to satisfy obligations to any Regulatory Authority or under Applicable Laws.

5.3
Completion of any Co-Development Plan. The term for a particular Co-Development Plan shall commence on Acceptance, and shall continue, unless earlier terminated in accordance with Article 17, until the completion or waiver of all the tasks set out in the Co-Development Plan (on a Selected Target-by-Selected Target basis, the “Co-Development Term”). During the Co-Development Term and subject to reimbursement by the other Party under Clause 10.2, each Party shall be responsible for its own costs associated with the activities it conducts under the Co-Development Plan. The final report for each Co-Development Plan shall (i) identify all relevant data necessary for assessment by the JSC of whether the Candidate criteria have been met by any Joint Selected Candidate and (ii) include such data and research records that have been compiled and which may be required to support an IND filing for any Joint Selected Candidate.

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5.4	Reports; Records; and Inspections.

5.4.1
Progress Reports. Each Party shall keep the other Party regularly informed of its activities (if any) under each Co-Development Plan and shall provide to the other Party’s representatives on the JDC regular written summary updates at each JDC meeting. If reasonably necessary for a Party to perform its work under a Co-Development Plan, that Party may request that the other Party provide more detailed information and data regarding the updates it earlier provided, and the other Party shall promptly provide the requesting Party with information and data as is reasonably available and reasonably necessary to conduct a Co-Development Plan, and such other information as the Parties agree. All such reports, information and data provided by a Party shall be considered the providing Party’s Confidential Information.

5.4.2
Development Records. Each Party shall maintain records of its performance of each, if any, Co-Development Plan (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved by or on behalf of such Party in the performance of such Co-Development Plan. All laboratory notebooks shall be maintained for no less than [...***…] after creation of the relevant notebook entry. All other records shall be maintained by each Party during the applicable Co-Development Term and for a minimum of […***…] thereafter. All such records of a Party shall be considered such Party’s Confidential Information. The Party responsible for any Clinical Trial shall also procure that any Third Parties involved in any Clinical Trial or Party itself maintain all records relevant to the Clinical Trial for a minimum of […***…] from completion of relevant Clinical Trial or such longer period required under Applicable Laws and that the other Party is given access to such records as may be reasonably necessary for such other Party to comply with Applicable Laws or perform its obligations hereunder. Records shall not be destroyed by either Party without prior written notification of such destruction being provided to other Party, and other Party being given the opportunity to take over the storage and responsibility for such records.

5.4.3
Quality. Each Co-Development Plan shall be performed at all times in accordance with all Applicable Laws including as applicable requirements of GxP. Each Party shall ensure that any manufacture and supply of Joint Selected Candidate for any Clinical Trials is carried out in accordance with cGMPs and applicable Quality Agreements.

5.4.4
Inspections. The Parties shall notify each other of any inspections carried out or requested by any Regulatory Authority that relates, and in each case to the extent such inspection or request relates, to any Joint Selected Candidate under any Co-Development Plan or to the facility at which any Joint Selected Candidate is being manufactured or stored or any Clinical Trial site or other Third Party site or facility relevant to any Joint Selected Candidate (including where such sites are managed by a CRO or other Third Party). From and after the initiation of the first Phase III Clinical Trial with respect to a given Therapy that is the subject of such Co-Development Plan, both Parties shall be entitled to be present at such inspections to the extent such inspections relate solely to such Therapy and to the extent reasonably practicable; provided, that the Party who is not in control of the relevant facility (either directly or through a subcontract) shall only be permitted to attend such inspections as a silent observer. Where any inspection identifies any non-compliance with Applicable Laws, then the Party responsible for the facility shall correct any such non-compliance and shall keep the other Party informed of the steps being taken to correct any non-compliance.

5.5
Research Efforts. Each Party shall assign such scientific and technical personnel and allocate such other resources as are reasonably necessary for performing the activities as are assigned to it in each Co-Development Plan and shall perform such activities in accordance with all Applicable Laws (including GxPs) in each case to the extent applicable to performance of the relevant Co-Development Plan activities by such Party, the terms and conditions of this Agreement, and within generally accepted professional standards. Each Party shall be solely

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responsible for the safety and health of its employees, consultants and visitors, and for compliance with all Applicable Laws related to health, safety and the environment, including providing its employees, consultants and visitors with all required information and training concerning any potential hazards involved in performing such activities and any precautionary measures to protect its employees from any such hazards at its own facilities and as regards its or its subcontractors performance of the Co-Development Plan. Each Party shall use Commercially Reasonable Efforts to train its personnel assigned to perform activities under this Agreement and ensure that any personnel so assigned shall be capable of professionally and competently performing the activities assigned to it in each Co-Development Plan. Each Party may request an on-site visit to the other Party and/or its Affiliates for the purpose of conducting a quality assessment and/or quality audit for any GMP activities, which visit the other Party will promptly accommodate. Each Party shall be entitled to request such on-site visit no more than […***…] in any […***…] (except in the case of any subsequent “for cause” audits) and any visit will be conducted to reasonably minimize interference to the other Party’s business.

5.6	Reserved Activities. The following activities shall be reserved to Adaptimmune under any Co-Development Plan (“Adaptimmune Reserved Activities”):

(a)	[…***…];

(b)	[…***…];

(c)	[…***…];

(d)	[…***…].
The following activities shall be reserved to Bellicum under any Co-Development Plan (“Bellicum Reserved Activities”); and as used herein, the term “Reserved Activities” means Adaptimmune Reserved Activities and/or Bellicum Reserved Activities, as the context may require:

(a)	[…***…];

(b)	[…***…].
For avoidance of doubt, each of the Parties may […***…].

5.7
Changes to Co-Development Plan. The Parties acknowledge and agree that each Co-Development Plan will change and develop as the applicable Joint Selected Candidate progresses through development, Clinical Trials and to Regulatory Approval. The JPT will be responsible for amending the Co-Development Plan in relation to any non-material changes. Subject to Clause 2.3.2(b) and Clause 2.3.3 (which references the limitations set forth in Clause 2.2.4), the JDC shall be responsible for reviewing and amending operational aspects and activities under each Co-Development Plan as necessary in relation to any material changes; provided that material changes to a Party’s personnel, funding and/or resources necessary for performance of such Co-Development Plan must be mutually agreed by the Parties in writing (i.e., the JDC cannot make such decisions). Material changes will include any changes which

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significantly increase the resource requirement, significantly change the timescales for performance or increase the cost of the performance of the Co-Development Plan (as against budgeted costs) or any change of any Joint Selected Candidate. Each Party shall update its part of the budget for any Co-Development Plan on a regular basis and provide an update to such budget at each JDC meeting. Such budget will be discussed at the JDC and approved at the JDC. Any changes to a Co-Development Plan (including to the budget set out in such Co-Development Plan) will be made in good faith and with a bona fide intention that such changes are required for the successful development and commercialisation of any Joint Selected Candidate or Therapy utilising such Joint Selected Candidate. The Parties will also negotiate in good faith any amendments or additional terms required to this Agreement to address changes in scope of the Co-Development Plan as the applicable Joint Selected Candidate or Therapy utilising such Joint Selected Candidate progresses through to Regulatory Approval.

5.8
Additional HLA Candidates. Each Co-Development Plan shall initially focus on Candidates for only one HLA Type. Following completion of any Phase II Clinical Trial in relation to any Co-Development Plan, the Parties will discuss and agree whether development of any further Additional HLA Candidates is desirable and if so the terms on which such Additional HLA Candidates will be developed. Any Additional HLA Candidates will be mutually agreed between the Parties, and will require a related Co-Development Plan.

ARTICLE 6 REGULATORY

6.1	Regulatory Matters.

6.1.1
As between the Parties, (a) Bellicum shall be responsible for holding and applying for any Regulatory Approvals or MAAs in relation to the Bellicum Candidate and any Therapy comprising the Bellicum Candidate; and (b) Adaptimmune shall be responsible for holding and applying for any Regulatory Approvals or MAAs in relation to the Adaptimmune Candidate and any Therapy comprising the Adaptimmune Candidate.

6.1.2
The Party holding the relevant Regulatory Approval in relation to a Therapy shall be primarily responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the development, commercialisation, and manufacturing of such Therapy. To the extent the other Party is required to provide any information or response to a Regulatory Authority, such response will be discussed with the responsible Party to the extent practicable and responding Party shall provide only such information as is necessary to comply with its legal obligations unless otherwise mutually agreed. The Parties shall copy each other on any material correspondence in relation to a Therapy (or anything which is likely to affect the safety or regulatory approval of any Therapy) received from a Regulatory Authority and where reasonably possible provide the other Party an opportunity to comment on such correspondence. Both Parties shall be entitled to be present at any scheduled meeting, interview or discussion with any Regulatory Authority relating to any Joint Selected Candidate or Therapy utilising such Joint Selected Candidate.

6.1.3
Notwithstanding the foregoing, each Party shall provide such assistance as may reasonably be requested by the other Party relating to regulatory matters (including preparation and filing for any INDs and MAAs and obtaining and maintaining Regulatory Approvals). Such assistance will include, without limitation, a right to [...***…]

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[…***…].

6.1.4	Nothing in this Clause 6.1 shall require any Party to breach its obligations to any Regulatory Authority under Applicable Law.
ARTICLE 7 COMMERCIALISATION

7.1
Commercialisation Generally. Each of the Parties shall use its Commercially Reasonable Efforts to commercialise and promote any Therapy in accordance with its mutually agreed Co-Commercialisation Agreement and/or a subsequent detailing agreement (as outlined in Exhibit 3 and to be further described in a Co-Commercialization Agreement). Bellicum shall be primarily responsible for commercialisation, manufacture and promotion of the Therapy comprising the Bellicum Candidate, and Adaptimmune shall be primarily responsible for commercialisation, manufacture and promotion of the Therapy comprising the Adaptimmune Candidate.

7.2
Co-Commercialisation Agreement. Not later than […***…] after […***…] for any Therapy, the Parties shall negotiate in good faith and agree to commercially reasonable terms of an agreement, or an appropriate amending and restating of this Agreement, covering any co-commercialisation activities (if any) and the profit/loss sharing and governance that will apply to Therapies (such agreement or amended and restated iteration of this Agreement, “Co-Commercialisation Agreement”). Such Co-Commercialisation Agreement shall include the principles set out in Exhibit 3, unless otherwise mutually agreed in writing. Activities described in such Co-Commercialization Agreement will not be initiated unless and until the Parties agree regarding the terms and conditions of such Co-Commercialisation Agreement. Where any of the terms of such Co-Commercialization Agreement have not been agreed by the Parties following […***…], then for a Bellicum Therapy, Bellicum shall be entitled to refer resolution of any non-resolved terms and conditions to arbitration in accordance with Clause 18.2, and for an Adaptimmune Therapy, Adaptimmune shall be entitled to refer resolution of any non-resolved terms and conditions to arbitration in accordance with Clause 18.2.

7.3
Commercialisation Updates. Each Party shall continue to keep the other Party informed of its commercialisation of any relevant Therapy and will provide regular updates to the JCC. Each Party shall also provide to the other Party, on or about […***…]. Each Party may address questions on the annual reports to the Alliance Managers or JCC following receipt of such written reports.

7.4
Safety Event Reporting. Additionally, each Party shall provide to the other Party prompt written notice of any material safety events pertaining to Therapies of which it becomes aware including any SUSARs or other material events which might have general applicability to the use of Candidates, TCRs or Therapies to treat patients. The Parties shall enter into a pharmacovigilance agreement on commercially reasonable terms to facilitate the reporting of such events.

ARTICLE 8 LICENSES

8.1
Development License. Commencing on the Effective Date and continuing in full force and effect until completion or termination of all Co-Development Plans, each Party hereby grants to the other Party a royalty-free, non-transferable (except to such other Party’s agents performing the POC Plan or Co-Development Plan), non-exclusive license in the Field under such Party’s Licensed Intellectual Property solely for the purposes of and to the extent necessary for (a) performing the POC Plan; and (b) performing each Co-Development Plan, including CMC

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activities (collectively, the “Development License”). The Development License shall be specific to the research and development activities and responsibilities of the licensee Party under the Co-Development Plan and directed to the applicable Selected Target, including any associated diagnostic assays and companion diagnostics developed for a Party’s Joint Selected Candidate.
For clarity, the Development License does not include the right for Bellicum to conduct any Adaptimmune Reserved Activities, and does not include the right for Adaptimmune to conduct any Bellicum Reserved Activities.

8.2	Exclusive License.

8.2.1
Exclusive License Grant. As from the Acceptance Date, each Party grants to the other Party an exclusive license under such Party’s Licensed Intellectual Property in each case to (i) make, have made, use, import and have imported Joint Selected Candidates and Therapies, and (ii) sell, have sold and offer for sale Therapies, in each case of sub-Clauses (i) and (ii), in the Field and directed to the corresponding Selected Target (each, an "Exclusive License"). Each such Exclusive License shall be subject to the following:

(a)
The Exclusive License shall include a grant back to the licensor Party, to the extent applicable, of a right to perform co-development and co-commercialisation activities regarding any Therapy or Joint Selected Candidate as part of any POC Plan, Co-Development Plan or Co-Commercialisation Agreement;

(b)	The Exclusive License shall not include the right for Bellicum to conduct any Adaptimmune Reserved Activity or for Adaptimmune to conduct any Bellicum Reserved Activity; and

(c)	The Exclusive License shall not include:

(i)
any right to modify, improve or otherwise materially alter any Candidate, Joint Selected Candidate or Therapy (save as reasonably necessary to address any requirement from any Regulatory Authority or to address any safety concern). For clarity, modification of any complementarity determining region of any TCR included within any Therapy or the sequence encoding such complementarity determining region shall constitute a material alteration; or

(ii)
any right to generate any new TCR or new Candidate to any Selected Target or to any other Target under the Exclusive License; provided that the licensee Party retains the right to use its own technology (obtained independently of this Agreement) to modify, improve or alter its own Candidates, Joint Selected Candidate and Therapies.

8.2.2
Sublicenses. Each Party shall have the right to sublicense the licenses and rights granted under Clauses 8.1 and 8.2.1 to its Affiliates and permitted sub-contractors acting on its behalf; provided that in each case such sublicense:

(a)	is consistent with the terms and conditions of this Agreement; and

(b)	is in writing.
Each Party shall be responsible for all actions and omissions of any Sublicensee including where such actions and omissions result in a breach of the terms of this Agreement. Any other sub-licensing must be prior approved in writing by the licensor Party.

8.3	[…***…]. During the term of this Agreement, and subject to the limitations set forth in this Clause 8.3, […***…]

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[…***…].

8.4
No Additional Licenses. Except as expressly provided in this Agreement, nothing in this Agreement shall grant either Party any right, title or interest in and to the know-how, Patents or other Intellectual Property Rights of the other Party (either expressly or by implication or estoppel).

ARTICLE 9 TECHNOLOGY TRANSFER

9.1	In addition to any technology transfer contemplated by any Co-Development Plan, following completion of any Co-Development Plan and as part of any Co-Commercialisation Plan, Adaptimmune will:

(a)
reasonably assist Bellicum in establishing a […***…] for any Therapy comprising a Bellicum Candidate, and will allow and enable Bellicum to work with […***…] (to the extent relevant). Such assistance will include […***…]; and

(b)
provide ongoing technical assistance in relation to Bellicum's development and manufacturing of the Bellicum Candidates and Therapies comprising a Bellicum Candidate as reasonably requested from time to time and during the Term.

The details of what technical assistance and transfer of technology will be required from Adaptimmune will be agreed upon by the Parties as part of a technology transfer plan to be initially prepared by Bellicum and approved by the JDC. The costs of such technical assistance and transfer shall be considered to be a Development Cost and subject to reimbursement in accordance with Article 10. Any technology transfer obligations and provision of confidential information will be subject to any Third Party restrictions relevant to such technology transfer and provision of confidential information.

9.2	In addition to any technology transfer contemplated by any Co-Development Plan, following completion of any Co-Development Plan and as part of any Co-Commercialisation Plan, Bellicum will:

(a)
reasonably assist Adaptimmune in establishing a […***…] for any Therapy comprising an Adaptimmune Candidate, and will allow and enable Adaptimmune to work with […***…] (to the extent relevant). Such assistance will include […***…]; and

(b)	provide ongoing technical assistance in relation to Adaptimmune's development and manufacturing of the Adaptimmune Candidates and Therapies comprising an Adaptimmune Candidate as reasonably requested

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from time to time and during the Term.
The details of what technical assistance and transfer of technology will be required from Bellicum will be agreed upon by the Parties as part of a technology transfer plan to be initially prepared by Adaptimmune and approved by the JDC. The costs of such technical assistance and transfer shall be considered to be a Development Cost and subject to reimbursement in accordance with Article 10. Any technology transfer obligations and provision of confidential information will be subject to any Third Party restrictions relevant to such technology transfer and provision of confidential information
ARTICLE 10 FINANCIAL TERMS

10.1
Co-commercialisation Profit/Loss Sharing. If a Co-Commercialisation Agreement is agreed upon by the Parties, the costs of Co-Commercialisation, manufacture and promotion of any Therapy shall be shared equally between the Parties as set forth in such Co-Commercialisation Agreement. The mechanism for such payments and the calculation of cost, profit and loss share shall be agreed as part of the Co-Commercialisation Agreement and in accordance with Exhibit 3.

10.2	Reimbursement of Co-Development Costs under any Co-Development Plan.

10.2.1
The budget established for each Co-Development Plan will control the reimbursable costs incurred by each Party in performing under such Co-Development Plan. The budget and/or the Co-Development Plan may allow for a certain percentage of excess spending over the budgeted amount, and/or may establish a cap on spending that may not be exceeded without amendment of such budget and/or the Co-Development Plan (as applicable). The Parties shall each pay 50% of the costs incurred in accordance with the relevant budget by each of the Parties in performance of the Co-Development Plan, including the costs of Clinical Trials, costs of CMC, costs of manufacture and any sub-contractor costs necessarily incurred in the performance of any Co-Development Plan. Agreed FTE Rates applicable to various levels of employees and agents utilized by a Party in connection with its performance under a Co-Development Plan are set forth in Exhibit B, and such Agreed FTE Rates may be further described in each Co-Development Plan.

10.2.2
The estimated costs and budget for any Co-Development Plan shall be set out in the initial Co-Development Plan prepared in accordance with Clause 5.1.1, and such Co-Development Plan and its budget shall be reviewed, updated and amended as required, in accordance with Clause 5.7. The Co-Development Plan expenses subject to reimbursement by a Party under this Clause 10.2 shall not exceed […***…]% of the expenses set forth in the then-current budget for the other Party’s Co-Development Plan, unless the Parties otherwise mutually agree in writing.

10.2.3
No later than the […***…] after the end of each […***…] during the performance of any Co-Development Plan, each Party shall provide to the other Party a list of all costs and expenses reasonably incurred in accordance with the corresponding budget in the performance of the relevant Co-Development Plan (“Development Costs”). In addition to the following, each Co-Development Plan may describe in greater detail certain types of expenses, and a calculation of certain expenses, that are permitted within (or excluded from) Development Costs. Such Development Costs shall include […***…]. Development Costs shall not include, for example only, […***…]

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[…***…]. Each Party shall provide reasonable evidence supporting any claimed Development Costs on reasonable request from the other Party. Development Costs may be subject to annual increases to account for inflation, but such increases shall be based on a mutually agreed, objective, relevant inflation index (as set forth in the Co-Development Plan or its related budget).

10.2.4
Where Bellicum is owed reimbursement of Development Costs, Bellicum shall invoice Adaptimmune for such sums and Adaptimmune shall pay such invoice within […***…] of receipt of invoice. Where Adaptimmune is owed reimbursement of Development Costs, Adaptimmune shall invoice Bellicum for such sums and Bellicum shall pay such invoice within […***…] of receipt of invoice. Where any part of Development Costs is disputed, reimbursement of the non-disputed part of such Development Costs shall occur in accordance with this Clause 10.2.4 and the Parties shall resolve the dispute as expeditiously as possible in accordance with Clause 10.2.6.

10.2.5	In calculating any Development Costs the following principles will apply:

(a)	[…***…];

(b)	[…***…];

(c)	[…***…];

(d)	[…***…];

(e)	[…***…];

(f)	[…***…];

(g)	[…***…]; and

(h)	[…***…].

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10.2.6
Audit Right. Where either Party disputes that any costs are not necessarily incurred in the performance of any Co-Development Plan, the dispute shall first be referred to senior managers in accordance with Clause 18.1. Where the dispute is not resolved within […***…] of such referral, either Party may request that such report be verified by the Party’s then-current independent, certified and internationally recognized public accounting firm. Such right to request a verified report shall (i) be limited to the period covered by the disputed Development Costs being claimed; and (ii) not more frequently than once with respect to records covering any specific period of time. Each Party shall, upon timely written request and on at least […***…] advance written notice from Adaptimmune or Bellicum, as applicable, and at a mutually agreeable time during its regular business hours, make its records available for inspection by the relevant accounting firm at such place or places where such records are customarily kept, solely to verify the accuracy of the disputed Development Costs being requested under this Agreement. The accounting firm shall only state factual findings in its audit reports. The draft audit report shall be shared with both Parties at the same time. Following review and approval by all Parties of the draft audit, the final audit report shall be shared with Bellicum and Adaptimmune.

10.2.7
Underpayment; Overpayment. After reviewing the audit report delivered under Clause 10.2.6, any discrepancy in Development Costs and reimbursement of such costs shall be corrected by the relevant Party or Parties within […***…] of delivery of audit report under Clause 10.2.6. Any audit shall be at the requesting Party’s expense unless such audit shows more than the greater of (a) a […***…] percent and (b) $[...***…], discrepancy in the Development Costs being claimed.

10.2.8	Payment and Related Matters. All payments in connection with Development Costs will be handled in accordance with Clauses 11.1 – 11.4 inclusive.
ARTICLE 11 PAYMENTS

11.1	Mode of Payment.

11.1.1
All payments hereunder shall be made by wire transfer in immediately available funds to the account listed below (or such other account as the receiving Party shall designate before such payment is due):

If to Adaptimmune:

Payee: Adaptimmune Limited
Bank Name: […***…]
Bank address: […***…]
IBAN: […***…]
SWIFT/BIC: […***…]

If to Bellicum:

Beneficiary’s Bank: […***…]
Bank Address: […***…]
Bank Phone: […***…]

Beneficiary Name: Bellicum Pharmaceuticals, Inc.
Beneficiary Account Number: […***…]
Swift Code: […***…]
ABA Routing Number: […***…]

11.1.2
The Party paying any sum under this Agreement will be responsible for any bank costs or charges associated with any transfer of sums or reimbursement of costs including any currency conversion costs or transfer costs.

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11.2	Currency of Payments. All payments under this Agreement shall be made in US dollars, unless otherwise expressly provided in this Agreement.

11.3
Taxes. Each Party shall comply with Applicable Laws regarding filing and reporting for tax purposes.  Neither Party shall treat their relationship under this Agreement as a pass through entity for tax purposes.  If any payments made by the Parties under this Agreement are subject to withholding taxes under Applicable Laws of any state, federal, provincial or foreign government, each Party shall be authorised to withhold such taxes as are required under such Applicable Laws, pay such taxes to the appropriate government authority, and remit the balance due to the other Party net of such taxes.  The Party paying the taxes to the government authority shall secure and deliver to the other Party an official receipt for taxes paid.  The Parties will fully cooperate with each other to enable each Party to more accurately determine its own tax liability and to minimize such liability to the extent legally permissible and administratively reasonable.  Each Party shall provide and make available to the other Party any exemption certificates, resale certificates, information regarding out of state or out of country sales or use of equipment, materials or services, and any other information reasonably requested by the other Party to support the provisions of this Clause 11.3, including the appropriate organization of invoice formats and supporting documents to allow maximization of reclamation of VAT and other transaction taxes.

11.4
Late Payment. In relation to any undisputed amount required to be paid by a Party hereunder which is not paid by the payment date due, the other Party may charge interest at a monthly rate equal to […***…] percent ([…***…]%); provided, however, that in no event will such rate exceed the maximum legal interest rate then in effect. Such interest shall be computed on the basis of a month of 30 days for the actual number of days such payment is overdue.

ARTICLE 12 INTELLECTUAL PROPERTY; OWNERSHIP

12.1	Disclosure; Ownership; Inventorship; Assignment and Cooperation.

12.1.1
Disclosure. During the Term, each Party shall promptly disclose to the other Party in writing any registerable or potentially registerable Foreground IP (whether or not patentable) conceived or reduced to practice by or for the disclosing Party in the course of performance of this Agreement. Disclosure will be made via designated patent representatives for each Party.

12.1.2	Ownership. As between the Parties:

(a)
Adaptimmune shall solely own any Foreground IP which primarily relates to the Adaptimmune Technology including any Foreground IP which claims or Covers any improvement to the Adaptimmune Technology (“Adaptimmune Foreground IP”);

(b)
Bellicum shall solely own any Foreground IP which primarily relates to the Bellicum Technology including any Foreground IP which claims or Covers any improvement to the Bellicum Technology (“Bellicum Foreground IP”); and

(c)	The Parties shall jointly own any Foreground IP other than that set out in clause 12.1.2 (a) and (b) ("Joint IP").
In relation to any inventions, existence and ownership of inventions shall be determined in accordance with the laws of the United States. Without limiting the foregoing, each Party retains an undivided one-half interest in and to the Joint IP (including Patents therein). Subject to the licenses granted in Article 8, (i) each Party may exploit fully the Joint IP, in any field, and may grant licenses under the Joint IP, without obtaining consent from the other Party, and (ii) may transfer or encumber its ownership interest in any of the Joint IP, subject to obtaining the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed), in each case of sub-clauses (i) and (ii), without accounting to the other Party.

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In the event of any dispute as to whether any Foreground IP primarily relates to either the Adaptimmune Technology or Bellicum Technology under Clauses 12.1.2(a) or 12.1.2(b) and where such dispute is not resolved by reference to senior executives in accordance with Clause 18.1, an independent patent expert (“Patent Expert”) shall be appointed by the Parties to resolve such dispute. The decision of the Patent Expert shall be binding on the Parties in the absence of manifest error or fraud. The Patent Expert shall be mutually agreed between the Parties in writing within […***…] of expiry of the […***…] resolution period in Clause 18.1. Where the Parties cannot agree such Patent Expert, the Patent Expert shall be appointed by the American Arbitration Association under its Supplementary Rules for the Resolution of Patent Disputes. Any Patent Expert shall be a patent attorney and have at least 20 years’ experience in relation to pharmaceutical or biotechnology patent matters. The fees of the Patent Expert shall be shared equally between the Parties and the Parties shall use reasonable efforts to ensure resolution occurs as quickly as possible after referral to such Patent Expert. The Parties shall reasonably cooperate with the Patent Expert, including providing such information as may reasonably be required by the Patent Expert to reach a decision.
Nothing in this clause shall affect or impact any ownership of either Party in relation to such Party’s Background IP.

12.1.3
Assignment; Cooperation. Each Party shall execute such further documentation as may be necessary or appropriate, and provide reasonable assistance and cooperation, to implement the provisions of this Article 12. Each Party shall to the extent legally practicable and possible under relevant national or local laws use Commercially Reasonable Efforts to cause all of its employees, Affiliates and any Third Parties working pursuant to this Agreement on its behalf, to assign (or otherwise convey rights) to such Party any Patents and Know-How or other Foreground IP discovered, conceived or reduced to practice by such employee, Affiliate or Third Party, and to cooperate with such Party in connection with obtaining patent protection therefore.

12.2	Patent Prosecution.

12.2.1	Adaptimmune Controlled Prosecution and Maintenance.

(a)	Adaptimmune shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Adaptimmune Background IP.

(b)
Adaptimmune shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Adaptimmune Foreground IP, to the extent such Patents do not include any claim Covering (i) a Selected Target, or (ii) the composition of matter of a Candidate or Therapy. Without limiting the foregoing, in the event that Adaptimmune elects not to Prosecute and Maintain any Patents under this Clause 12.2.1(b), Adaptimmune shall not grant any Third Party the right to do so.

(c)
Adaptimmune shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Foreground IP, to the extent such Patents include any claim Covering (i) an Adaptimmune Selected Target; or (ii) the composition of matter of an Adaptimmune Candidate or Therapy comprising such Adaptimmune Candidate. Without limiting the foregoing, in the event that Adaptimmune elects not to Prosecute and Maintain any Patents under this Clause 12.2.1(c), Adaptimmune shall not grant any Third Party the right to do so.

12.2.2	Bellicum Controlled Prosecution and Maintenance.

(a)	Bellicum shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Bellicum Background IP.

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(b)
Bellicum shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Bellicum Foreground IP, to the extent such Patents do not include any claim Covering (i) a Selected Target, or (ii) the composition of matter of a Candidate or Therapy. Without limiting the foregoing, in the event that Bellicum elects not to Prosecute and Maintain any Patents under this Clause 12.2.2(b), Bellicum shall not grant any Third Party the right to do so.

(c)
Bellicum shall, at its sole discretion and expense, have the right (but not the obligation) to Prosecute and Maintain Patents within the Foreground IP to the extent such Patents include any claim Covering (i) a Bellicum Selected Target, or (ii) the composition of matter of a Bellicum Candidate or Therapy comprising a Bellicum Candidate. Without limiting the foregoing, in the event that Bellicum elects not to Prosecute and Maintain any Patents under this Clause 12.2.2(c), Bellicum shall not grant any Third Party the right to do so.

12.3	Jointly Controlled Prosecution and Maintenance:

12.3.1
In relation to any Joint IP not Prosecuted and Maintained by either Adaptimmune or Bellicum under Clauses 12.2.1 and 12.2.2, the Parties shall mutually agree upon which Party shall have the right to Prosecute and Maintain such Patents.

12.4
Failure to Prosecute. If the Prosecuting Party elects not to Prosecute and Maintain any Patents under Clauses 12.2.1, 12.2.2 or 12.3.1, the Prosecuting Party shall provide at least […***…] written notice to Non-Prosecuting Party describing with specificity such election. Thereafter, Non-Prosecuting Party shall have the right, but not the obligation, to Prosecute and Maintain any such notified Patents, at […***…] and in its sole discretion. Prosecuting Party will provide reasonable cooperation and assistance to Non-Prosecuting Party in relation to transferring such Prosecution and Maintenance. Clause 12.4 shall continue to apply in relation to ongoing Prosecution and Maintenance of any transferred Patents.

12.5
Comments from Non-Prosecuting Party. The Prosecuting Party will provide the Non-Prosecuting Party with copies of any filed patent application, filings and other material correspondence with applicable governmental authorities relating to any Foreground IP, and will keep the Non-Prosecuting Party reasonably informed of the status of such Prosecution and Maintenance, including providing Non-Prosecuting Party with copies of all communications received from or filed in patent offices within a reasonable period of time after receipt by Prosecuting Party. Prosecuting Party shall also consult with Non-Prosecuting Party regarding such activities and shall reasonably consider Non Prosecuting Party’s input with respect thereto. The Prosecuting Party shall be responsible for the fees of Prosecution and Maintenance of the Foreground IP for which it is responsible.

12.6	Enforcement Rights for Infringement by Third Parties.

12.6.1
Notice. Each Party shall promptly notify, in writing, the other Party upon learning of any actual or suspected infringement of the Patents within the Background IP or Foreground IP to the extent such actual or suspected infringement is relevant to any Selected Target, Candidate or a Therapy, or, of any claim of invalidity, unenforceability, or non-infringement of any Patents within the Background IP (to the extent relevant to any Selected Target, Candidate or Therapy) or Foreground IP (each an “Infringement”).

12.6.2	Enforcement Actions.

(a)
The Parties shall consult in good faith as to potential strategies to terminate suspected or potential Infringement, and shall mutually agree on which Party shall have primary responsibility for any enforcement action, provided, that where the Parties cannot reach agreement within […***…] of the date of notification of any actual or suspect Infringement (or any applicable shorter period of time before enforcement rights lapse), the Prosecuting Party in relation to the relevant Patent or Party owning or Controlling the relevant intellectual property right in the case of other Foreground IP or Background

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IP shall have the first right, but not the obligation, to seek to abate any actual or suspected Infringement by a Third Party, or to file suit against any Third Party for Infringement. If the Prosecuting Party or owning or Controlling Party does not, within […***…] of receipt of a notice under Clause 12.4.1, take steps to abate the Infringement, or to file suit to enforce against such Infringement, then Non-Prosecuting Party shall have the right, but not the obligation, to take action to enforce against such Infringement; provided that if Prosecuting Party is diligently pursuing ongoing settlement discussions at the end of such […***…] period then Non-Prosecuting Party shall not be permitted to exercise such right unless such settlement discussions cease without reaching settlement or Prosecuting Party ceases to pursue such discussions diligently.

(b)
The non-controlling Party shall reasonably cooperate with the Party controlling any such action to abate or enforce pursuant to this Clause 12.6.2 (as may be reasonably requested by the controlling Party and at the controlling Party’s expense), including, if necessary, by being joined as a party; provided that the non-controlling Party shall be reimbursed by the controlling Party as to any costs or expenses incurred, and shall have the right to be represented by its own counsel at its own expense. The Party controlling any such action shall keep the other non-controlling Party updated with respect to any such action, including providing copies of all documents received or filed in connection with any such action.

12.6.3
Settlement. The Party controlling any such enforcement action described in Clause 12.6.2 (a “Enforcement”), at its sole discretion, may take reasonable actions to terminate any alleged infringement without litigation; provided, that if any such arrangement would adversely affect the non-controlling Party’s rights under this Agreement or impose any obligation or requirement on the non-controlling Party, then that arrangement is subject to the non-controlling Party’s prior written consent, which consent shall not to be unreasonably withheld, conditioned or delayed.

12.6.4
Costs and expenses. The Party controlling any Enforcement shall bear all of its costs and expenses, including litigation expenses, related to such Enforcement actions, except to the extent agreed otherwise in the Co-Commercialisation Agreement.

12.6.5
Damages. Unless otherwise mutually agreed by the Parties in writing, and subject to the respective indemnity obligations of the Parties set forth in Article 16, all damages, amounts received in settlement (including royalty, milestone or other payments), judgment or other monetary awards recovered in Enforcement with respect to activities of the Third Party that occurred prior to the effective date of such award shall be shared as follows:

(a)	first, to reimburse the controlling Party for costs and expenses incurred under Clause 12.4.4; and

(b)	second, shall be apportioned […***…]% to the controlling Party and […***…]% to the other (non-controlling) Party.

12.7	Third Party Infringement Claims.

12.7.1
Notice. In the event that a Third Party shall make any claim, give notice, or bring any suit or other inter parties proceeding against Bellicum or Adaptimmune, or any of their respective Affiliates, subcontractors or customers, for infringement or misappropriation of any Intellectual Property Rights with respect to the research, development, making, using, selling, offering for sale, import or export of any Candidate or Therapy or with respect to any Selected Target ("Third Party Infringement Claim"), in each case, the Party receiving notice of a Third Party Infringement Claim shall promptly notify the other Party in writing and provide all evidence in its possession pertaining to the claim or suit that it is entitled to disclose.

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12.7.2
Defense. The Parties shall consult as to potential strategies to defend against any Third Party Infringement Claim, consistent with the overall goals of this Agreement, including by being joined as a party. The Parties shall cooperate with each other in all reasonable respects in the defense of any Third Party Infringement Claim or raising of any counterclaim related thereto. Subject to the respective indemnity obligations of the Parties set forth in Article 16, (a) Bellicum shall be primarily responsible for defending such Third Party Infringement Claim including selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation to the extent such Third Party Infringement Claim relates to a Bellicum Candidate, Therapy comprising a Bellicum Candidate or the Bellicum Target; and (b) Adaptimmune shall be primarily responsible for defending such Third Party Infringement Claim including selection of counsel, venue, and directing all aspects, stages, motions, and proceedings of litigation to the extent such Third Party Infringement Claim relates to an Adaptimmune Candidate, Therapy comprising an Adaptimmune Candidate or the Adaptimmune Target. If the Party with primary responsibility does not, within […***…] of receipt of a notice under Clause 12.5.2, take steps to defend the Third Party Infringement Claim, then to the extent that such Third Party Infringement Claim is brought against the other Party, the other Party shall have the right, but not the obligation, to take action to enforce or defend against such Third Party Infringement Claim; provided that if the Party with primary responsibility is diligently pursuing ongoing settlement discussions at the end of such […***…] period, then other Party shall not be permitted to exercise such right unless such settlement discussions cease without reaching settlement or such responsible Party ceases to pursue such settlement discussions diligently. At the controlling Party’s request and expense, the non-controlling Party shall cooperate with the controlling Party in connection with any such defense and counterclaim, provided that the non-controlling Party shall be reimbursed by the controlling Party as to any reasonable and documented costs or expenses, and shall have the right to be represented by its own counsel at its own expense. Any counterclaim or other similar action by a Party, to the extent such action involves any enforcement of rights under the Licensed Intellectual Property, Foreground IP or Joint IP, will be treated as an Enforcement subject to Clause 12.6. Nothing in this Clause 12.7 shall prevent any Party from complying with the terms of any court order relating to or arising out of any Third Party Infringement Claim.

12.7.3
Settlement. If any such defense under Clause 12.7.2 would adversely affect the other Party’s rights under this Agreement or impose a financial obligation upon the other Party or grant rights in respect, or affect the validity or enforceability, of the other Party’s Patents or any Foreground IP, then any settlement, consent judgment or other voluntary final disposition of such Third Party Infringement Claim shall not be entered into without the consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).

12.7.4
Costs and Expenses. The Party controlling the defense of any Third Party Infringement Claim shall bear all costs and expenses, including litigation expenses, to defend against any Third Party Infringement Claim.

ARTICLE 13 CONFIDENTIALITY

13.1
Non-use and Non-disclosure of Confidential Information. During the Term, and for the longer of (a) a period of […***…] from the Effective Date, or (b) […***…] after the date of expiration or termination of this Agreement, a Party shall (i) except to the extent permitted by this Agreement or otherwise agreed to by the Parties in writing, keep confidential and not disclose to any Third Party any Confidential Information of the other Party; (ii) except in connection with activities contemplated by, the exercise of rights permitted by or in order to further the purposes of, this Agreement or otherwise agreed to by the Parties in writing, not use for any purpose any Confidential Information of the other Party; and (iii) take all reasonable precautions to protect the Confidential Information of the other Party (including all precautions a Party employs with respect to its own confidential information of a similar nature).

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13.2
Exclusions Regarding Confidential Information. Notwithstanding anything set forth in this Article 13 to the contrary, the obligations of Clause 13.1 above shall not apply to the extent that the Party seeking the benefit of the exclusion from the obligations set forth in Clause 13.1 (the receiving Party) can demonstrate that the Confidential Information of the other Party:

(a)	was already known to the receiving Party, other than under an obligation of confidentiality, at the time of receipt by the receiving Party;

(b)	was generally available to the public or otherwise part of the public domain at the time of its receipt by the receiving Party;

(c)
became generally available to the public or otherwise part of the public domain after its receipt by the receiving Party other than through any act or omission of the receiving Party or those to whom the receiving Party discloses in breach of this Agreement;

(d)
was received by the receiving Party without an obligation of confidentiality from a Third Party having the right (to the knowledge of the receiving Party) to disclose such information without restriction;

(e)	was independently developed by or for the receiving Party without use of or reference to the Confidential Information of the other Party; or

(f)	was released from the restrictions set forth in this Agreement and imposed on the receiving Party by express prior written consent of the other Party.

13.3	Authorised Disclosures of Confidential Information. Notwithstanding the foregoing, a receiving Party may use and disclose the Confidential Information of the other Party as follows:

(a)
if required by law, rule or governmental regulation or by judicial order, including as may be required in connection with any filings made with, or by the disclosure policies of, a major stock exchange; provided that the receiving Party seeking to disclose the Confidential Information of the other Party (i) uses all reasonable efforts to inform the other Party of such requirement in writing prior to making any such disclosures and cooperates with the other Party’s efforts to avoid or limit disclosure, or to seek a protective order, confidential treatment or other appropriate remedy (including redaction) and (ii) whenever possible, requests confidential treatment of such information that is disclosed;

(b)
to the extent such use and disclosure is reasonably required in the Prosecution and Maintenance of a Patent within the Foreground IP in accordance with this Agreement; provided that such proposed disclosure is provided to the other Party in writing in advance and the other Party approves such disclosure;

(c)
as reasonably necessary to obtain or maintain any Regulatory Approval, including to conduct preclinical studies and Clinical Trials and for pricing approvals, for any Therapies, provided, that, the disclosing Party shall take all reasonable steps to limit disclosure of the Confidential Information outside such Regulatory Agency and to otherwise maintain the confidentiality of the Confidential Information;

(d)	to take any lawful action that it deems necessary to protect its interest under, or to enforce compliance with the terms and conditions of, this Agreement; or

(e)
to the extent necessary, to permitted Sublicensees, collaborators (including collaborators, and potential collaborators, relating to use of Therapies in combination with other Therapies), vendors, consultants, agents, attorneys, contractors and clinicians under written agreements of confidentiality at least as restrictive as those set forth in this Agreement (or as restrictive as reasonably possible), who have a need to know such information in connection with such Party performing its obligations or exercising its rights under this Agreement. Further the receiving Party may disclose Confidential Information

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to existing or potential acquirers, merger partners, permitted sub-contractors and professional advisors only to the extent strictly necessary for the relevant transaction with such Third Parties, and provided in each case that such Third Parties agree to maintain the Confidential Information under written agreements of confidentiality at least as restrictive as those set forth in this Agreement.

13.4	Terms of this Agreement. The Parties agree that this Agreement and the terms hereof will be considered Confidential Information of both Parties.

13.5
No License. As between the Parties, Confidential Information disclosed hereunder shall remain the property of the disclosing Party. Disclosure of Confidential Information to the other Party shall not constitute any grant, option or license to the other Party, beyond those licenses expressly granted under Articles 8 and 17, under any patent, trade secret or other rights now or hereinafter held by the disclosing Party.

13.6
Change of Control. In the event of a Change of Control of a Party, and prior to any termination of the Agreement in accordance with Clause 17.5.4, the Party undergoing such Change of Control will adopt reasonable procedures to (i) prevent use of the other Party’s Confidential Information by Acquiring Third Party or in any clinical or commercial program of such Acquiring Third Party; (ii) otherwise ensure compliance with the confidentiality obligations set out in this Clause 13; and (iii) keep the other Party’s Confidential Information separate from any information relating to Acquiring Third Party’s […***…]. The Party undergoing such Change of Control shall require Acquiring Third Party to agree to terms of non-disclosure and non-use that are at least as restrictive as those set out in this Article 13, prior to disclosure of any of the other Party’s Confidential Information to such Acquiring Third Party. Any right to disclose such Confidential Information of the other Party (excluding terms of this Agreement) to the Acquiring Third Party shall only apply after expiry of a period of […***…] from the date of such Change of Control or, if earlier, confirmation in writing from the other Party that it will not terminate the Agreement under Clause 17.5.4.

ARTICLE 14 PUBLICITY; PUBLICATIONS; USE OF NAME

14.1
Publicity. The Parties shall agree and issue a joint press release, as set out in Exhibit 5, concerning the execution of this Agreement on or within fourteen (14) days of the Effective Date. The text of any other press releases, public announcements or PowerPoint presentations concerning this Agreement, the subject matter hereof, or the research, development or commercial results of Therapies hereunder (a “Release”) shall be addressed pursuant to Clauses 14.2 - 14.5, inclusive, as applicable.

14.2
Releases during any Co-Development Plan. Subject to Clause 14.3, and during the Co-Development Term, neither Party may issue a Release without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed, and any consent or refusal shall be provided within […***…] of request for such consent. In the absence of any reply to a request for consent (where delivery of such request has been confirmed) within such […***…] period, consent shall be deemed given. Releases related to any activities under the Co-Commercialisation Agreement will be addressed in the Co-Commercialisation Agreement.

14.3
Releases required by Law or Regulation. Each Party may issue any Release it is required to issue by Applicable Law (including requirements of any law or rule imposed by the US Securities and Exchange Commission or any securities exchange). For clarification, where any Party reasonably believes, after consultation with outside legal counsel or General Counsel, that any Release is required in order for it to comply with any securities exchange requirement, including a required release of any material information or an obligation to correct any market misstatement, such Party shall be entitled to issue such Release in accordance with such reasonable belief, without providing the other Party with any prior notification of such Release.

14.4	Publications. Notwithstanding Clauses 14.2 and 14.3, both Parties recognise that the publication or disclosure of papers, presentations, abstracts or any other written or oral

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presentations regarding results of and other information regarding the Candidates and Therapies may be beneficial to both Parties, provided that such publications or presentations are subject to reasonable controls to protect Confidential Information, the patentability of inventions and other commercial considerations. Accordingly, the following shall apply:

14.4.1
Any proposed paper, presentation, or other public disclosure regarding any Candidate or Therapy (“Publication”) by either Party (“Publishing Party”) shall be provided to the other Party (“Non-Publishing Party”) for review. The Non-Publishing Party shall review such proposed Publication within […***…] of receipt and may comment on and/or object to any content of the proposed Publication.

14.4.2
The Parties shall work together to resolve any comments and objections of the Non-Publishing Party on a timely basis and neither Party shall unreasonably withhold its consent to any proposed Publication, save that a Non-Publishing Party may request deletion of any of its Confidential Information from any such proposed Publication.

14.4.3	No Publication shall be made unless the contents of such Publication are mutually agreed between the Parties.

14.5
No Use of Names. Except as expressly provided herein, no right, express or implied, is granted by the Agreement to use in any manner the name of “Adaptimmune” or "Bellicum" or any of their Affiliates, or any other trade name, symbol, logo or trademark of the other Party or its Affiliates, in connection with the performance of this Agreement.

ARTICLE 15 REPRESENTATIONS

15.1	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that as of the Effective Date:

15.1.1	it is validly organized under the laws of its jurisdiction of incorporation;

15.1.2	it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with this Agreement;

15.1.3	the execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action on its part;

15.1.4	it has the legal right and power to enter into this Agreement and to fully perform its obligations hereunder;

15.1.5
the performance of its obligations under this Agreement will not conflict with such Party’s charter or incorporation documents or any Third Party agreement, contract or other arrangement to which such Party is a party;

15.1.6	it will comply with all Applicable Laws in the performance of this Agreement;

15.1.7
it has not received any written letter threatening infringement or alleging any infringement in relation to any Background IP which to its actual knowledge will be required for performance of the POC Plan or any Co-Development Plan;

15.1.8
it will not use in the performance of this Agreement any person or personnel (whether directly or through a subcontractor) that has been debarred or otherwise prevented or restricted from performing any clinical research or has been convicted of any offence related to any Clinical Trial in any jurisdiction or otherwise prevented from performing any Clinical Trial by any Regulatory Authority; and

15.1.9	it has the legal right and power to extend the rights and licenses granted to the other Party hereunder.

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15.2
Disclaimers. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO PATENTS, KNOW-HOW, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON‑INFRINGEMENT. IN PARTICULAR BOTH PARTIES ACCEPT THAT, GIVEN THE NATURE OF THE CANDIDATES AND THERAPIES BEING GENERATED UNDER THIS AGREEMENT, THERE CAN BE NO GUARANTEE THAT ANY CANDIDATE CAN BE SUCCESSFULLY GENERATED OR THAT IF GENERATED, THE CANDIDATE OR ASSOCIATED THERAPY WILL BE CAPABLE OF OBTAINING REGULATORY APPROVAL.

ARTICLE 16 INDEMNIFICATION

16.1
Indemnification by Adaptimmune. Subject to Clause 16.3, Adaptimmune shall indemnify, defend and hold Bellicum, its Affiliates, their Sublicensees and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all liabilities, damages, settlements, penalties, fines, costs or expenses (including reasonable attorneys' fees and other reasonable expenses of litigation) (collectively, “Loss” or “Losses”) to the extent arising out of or in connection with any Third Party claims, suits, actions, demands or judgments (“Third Party Claims”) relating to (a) the negligence or willful misconduct of Adaptimmune or its Affiliates, Sublicensees or any of its or their sub-contractors; and (b) any breach of Applicable Laws by Adaptimmune or its Affiliates, Sublicensees or any of its or their sub-contractors except, in each case, to the extent caused by the negligence or willful misconduct of Bellicum or its Affiliates or breach of this Agreement by Bellicum or its Affiliates.

16.2
Indemnification by Bellicum. Subject to Clause 16.3, Bellicum shall indemnify, defend and hold Adaptimmune, its Affiliates and their respective directors, officers, and employees and the successors and assigns of any of the foregoing harmless from and against any and all Losses to the extent arising out of or in connection with any Third Party Claims relating to (a) the negligence or willful misconduct of Bellicum, its Sublicensees or any sub-contractor of Bellicum (including its Affiliates); and (b) any breach of Applicable Laws by Bellicum, its Affiliates, Sublicensees or sub-contractors except, in each case, to the extent caused by the negligence or willful misconduct of Adaptimmune or its Affiliates or breach of this Agreement by Adaptimmune or its Affiliates.

16.3
Procedure. If a Party intends to claim indemnification under this Agreement (the “Indemnitee”), it shall promptly notify the other Party (the “Indemnitor”) in writing of such alleged Loss and the Third Party Claim. The Indemnitor shall have the right to control the defense thereof with counsel of its choice as long as such counsel is reasonably acceptable to Indemnitee. Any Indemnitee shall have the right to retain its own counsel at its own expense for any reason in connection with such Third Party Claim, provided, however, that if the Indemnitee shall have reasonably concluded, based upon a written opinion from outside legal counsel, that there is a conflict of interest between the Indemnitor and the Indemnitee in the defense of such action, the Indemnitor shall pay the fees and expenses of one law firm serving as counsel for the Indemnitee in relation to such Third Party Claim. The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any Third Party Claims covered by this Agreement. The obligations of this Article 16 shall not apply to any settlement of any Third Party Claims if such settlement is effected without the consent of both Parties, which shall not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Clause 16.3. It is understood that only Bellicum and Adaptimmune may claim indemnity under this Agreement (on its own behalf or on behalf of its Indemnitees), and other Indemnitees may not directly claim indemnity hereunder.

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16.4	Insurance.

16.4.1	Insurance Coverage. Each Party shall obtain and maintain comprehensive general liability insurance customary in the industry for companies of similar size conducting similar business.

16.4.2
Evidence of Insurance. No earlier than […***…] after signing this Agreement, each Party shall provide, upon request therefor, the other Party with its certificate of insurance evidencing the insurance coverage set forth Clause 16.4.1.

16.4.3
Therapy / Clinical Trial Liability Insurance. Commencing not later than first patient enrolment in a Clinical Trial using the first Therapy comprising the Bellicum Candidate, Bellicum shall have and maintain such type and amounts of Therapies / clinical trial liability insurance covering the development of Therapies as is normal and customary in the industry generally for parties similarly situated, but, in any event, with a minimum combined single limit per occurrence for clinical trials liability as follows: a minimum limit of […***…] US dollars ($[…***…]) for any period during which Bellicum or any of its Sublicensees is conducting a clinical trial(s) with any Therapy(s) or as otherwise required in order to comply with Applicable Laws. Commencing not later than first patient enrolment in a Clinical Trial using the first Therapy comprising the Adaptimmune Candidate, Adaptimmune shall have and maintain such type and amounts of Therapies / clinical trial liability insurance covering the development of Therapies as is normal and customary in the industry generally for parties similarly situated, but, in any event, with a minimum combined single limit per occurrence for clinical trials liability as follows: a minimum limit of […***…] US dollars ($[…***…]) for any period during which Adaptimmune or any of its Sublicensees is conducting a clinical trial(s) with any Therapy(s) or as otherwise required in order to comply with Applicable Laws. Such insurance policies of each Party shall be primary insurance.

16.5
Limitation of Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT IN RESPECT OF ANY BREACH OF (1) A PARTY’S OBLIGATIONS UNDER ARTICLE 12 OR 13, OR (2) INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 16 FOR THIRD PARTY CLAIMS. FOR THE AVOIDANCE OF DOUBT, NOTHING IN THIS CLAUSE SHALL LIMIT OR EXCLUDE ANY LIABILITY TO A THIRD PARTY FOR FRAUD BY ANY PARTY OR ANY LIABILITY ARISING AS A RESULT OF PERSONAL INJURY OR DEATH CAUSED BY NEGLIGENCE OF ANY PARTY. NOTHING IN THIS CLAUSE 16.5 SHALL LIMIT EITHER PARTY’S RIGHT TO PURSUE AND OBTAIN EQUITABLE RELIEF.

16.6
Therapy Recall. Bellicum shall be responsible for investigating any SUSAR or other complaint in relation to any Therapy comprising a Bellicum Candidate. Adaptimmune shall be responsible for investigating any SUSAR or other complaint in relation to any Therapy comprising an Adaptimmune Candidate. The responsible Party shall report its finding to the JDC or JCC, as relevant, once it has identified the reason for such complaint, SUSAR or has identified any requirement to recall any Therapy or any batch of Therapy. The responsible Party shall be responsible for carrying out any Therapy recall but shall keep the JDC or JCC, as relevant, informed of the status and process for such recall including any material correspondence with any Regulatory Authority. Where such recall is during the performance of any POC Plan or Co-development Plan, the costs associated with such recall will be shared between the Parties in the same way as other Co-Development Plan costs unless (a) such recall is due to any failure of responsible Party arising out of the manufacture or supply of Therapy or any part of the Therapy; or (b) any such costs are covered by applicable insurance policies. The costs associated with any recall during commercialisation of any Therapy and after Completion of the relevant Co-Development Plan shall be shared in accordance with the terms of the Co-Commercialisation Agreement or if none, Exhibit 3.

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ARTICLE 17 TERM AND TERMINATION

17.1
Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless sooner terminated as provided in this Article 17, shall continue in full force and effect, on a country-by-country and Therapy-by-Therapy basis until such Therapy ceases being commercialized by either Party, at which time this Agreement shall expire with respect to such Therapy in such country (except for such provisions of this Agreement as continue beyond its natural expiration). The Term shall expire on the date this Agreement has expired in its entirety with respect to all Therapies in all countries in the world.

17.2
Opt-out Rights. Following the start date of any Co-Development Plan of the other Party or the start date of any Co-Commercialisation Agreement, and without prejudice to the termination rights set out in Clauses 17.3 - 17.5 below, a Party (“Notifying Party”) may notify the other Party (“Non-notifying Party”) in writing that it wishes to opt-out of its funding obligation under any such Co-Development Plan or Co-Commercialisation Agreement, as appropriate (“Opt-out Notice”). Any Opt-out Notice shall be subject to the following:

17.2.1
Any Opt-out Notice may only be provided by the Notifying Party in relation to, in the case of Adaptimmune, any Bellicum Candidate or Bellicum Therapy, and in the case of Bellicum, any Adaptimmune Candidate or Adaptimmune Therapy (such Candidate or Therapy in relation to which the Opt-out Notice has been provided, the “Opt-Out Candidate/ Therapy”).

17.2.2
The Opt-out Notice shall take effect on the date notified by the Notifying Party in the Opt-out Notice, such date to be no earlier than […***…] from date of receipt of Opt-out Notice by Non-notifying Party (“Opt-out Date”). During such period between delivery of the Opt-out Notice and the Opt-out Date, the Non-notifying Party may only incur expenses in accordance with the then-current budget for such Opt-Out Candidate/ Therapy, and the Notifying Party shall continue to bear its share of expenses for such Opt-Out Candidate/ Therapy in accordance with Article 10.

17.2.3	From and after the Opt-out Date:

(a)
The Notifying Party (including its Affiliates) shall have no further obligation to reimburse the costs arising under the Co-Development Plan for such Opt-Out Candidate/ Therapy, save that the obligation to reimburse under Section 10.2 shall continue in relation to any costs and expenses incurred prior to the Opt-out Date.

(b)
The Notifying Party shall have no further license under the Non-notifying Party’s intellectual property rights in such Opt-Out Candidate/ Therapy, save as required for any remaining performance under Section 17.2.3(g) below.

(c)	The Notifying Party shall have no further right to commercialize or develop (including conducting any clinical trials) such Opt-Out Candidate/ Therapy.

(d)
The Notifying Party shall have no right or obligation to share in any profit or loss, respectively, arising from sale of such Opt-Out Candidate/ Therapy, save that any right or obligation to share in any profit or loss arising from the sale of such Opt-Out Candidate/ Therapy prior to the Opt-out Date shall continue as provided under this Agreement or under the Co-Commercialisation Agreement (if separate).

(e)
The Non-notifying Party shall continue to be licensed and entitled to proceed with the development or commercialisation of such Opt-Out Candidate/ Therapy in accordance with Article 8 of this Agreement.

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(f)	The continuing Non-notifying Party shall be fully responsible for the remaining development and commercialization of such Opt-Out Candidate/ Therapy, save as provided in Section 17.2.3(g) below;

(g)
The Non-notifying Party may request that the Notifying Party continue to perform certain of its obligations under the Co-Development Plan for such Opt-Out Candidate/ Therapy, particularly to the extent such obligations relate to any Reserved Activity of the Notifying Party, or to the Adaptimmune Technology or Bellicum Technology, as applicable to the Notifying Party, or to any safety reporting by the Notifying Party that has relevance to such Opt-Out Candidate/ Therapy. At the Non-notifying Party’s sole expense (for resources expended by the Notifying Party, including payments for personnel on an FTE basis, at the FTE rates set forth in Exhibit 2), the Notifying Party shall perform its obligations under the Co-Development Plan, including with respect to such Reserved Activities and/or to the Adaptimmune Technology or Bellicum Technology, as applicable to the Notifying Party, as reasonably and specifically requested by the Non-notifying Party in writing, and in each case as reasonably necessary for the further development and commercialization of such Opt-Out Candidate/ Therapy. The Notifying Party shall ensure that it transfers to the Non-notifying Party, at the Non-notifying Party’s expense, any items and rights controlled by the Notifying Party that are necessary for the Non-notifying Party to advance such Opt-Out Candidate/ Therapy on its own through development and commercialization; provided that (a) this obligation does not include […***…]; and (b) this obligation does not include […***…]. Performance of activities (excluding co-funding activities) by the Notifying Party pursuant to this Clause 17.2.3(g) shall continue to be made in accordance with the provisions of this Agreement and the applicable Co-Development Plan.

(h)
Provisions of this Agreement as are applicable to the continuing rights and activities of either Party following the Opt-out Date, for any Candidate or Therapy of a Party in relation to which no Opt-out Notice has been provided, shall continue in full force and effect, including in relation to any Opt-Out Candidate/ Therapy, and shall include Article 5, Article 6, Article 8 (as amended in this Clause 17.2.3), Article 9, Article 11 (in relation to any payments which remain due and owing or are payable under Clause 17.2.4 below), Article 12, Article 13, and Article 16. The provisions of Article 2, to the extent they relate to an Opt-Out Candidate/ Therapy, shall cease to apply, save that Clause 2.9 shall continue and survive.

17.2.4
Non-notifying Party will pay to Notifying Party […***…] for its use of the Notifying Party’s Licensed Intellectual Property in relation to an Opt-Out Candidate/ Therapy. The […***…] shall be […***…] until […***…]. For clarity, such […***…] shall be payable […***…].

If the Parties enter into a related agreement that includes non-financial terms and conditions regarding use of the Notifying Party’s Licensed Intellectual Property (which shall be consistent with the terms and conditions of this Agreement), the

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[…***…] set forth above (but no other financial terms) shall be incorporated into such agreement.

17.3
Termination by Either Party for Material Breach. Either Party may terminate this Agreement (i) in its entirety, (ii) with respect to any Exclusive License granted by such Party, (iii) with respect to a given Selected Target (and Candidates directed to such Selected Target), or (iv) on a country-by-country basis, by written notice delivered to the other Party for any material breach of this Agreement by the other Party if, in the case of remediable breach, such material breach is not cured within sixty (60) days (thirty (30) days for payment defaults) after the breaching Party receives written notice of such breach from the non‑breaching Party describing such breach and demanding its cure; provided, that if such breach is not capable of being cured within such 90-day (or 30-day) period, the cure period shall be extended for such amount of time that the Parties may agree in writing is reasonably necessary to cure such breach, so long as (1) the breaching Party is making Commercially Reasonable Efforts to do so, and (2) the Parties agree on an extension within such 90-day (or 30-day) period. For clarity, this Agreement may be terminated in its entirety under this Clause 17.3 only if the material breach affects the fundamental purpose of this Agreement. Notwithstanding anything to the contrary herein, if the allegedly breaching Party in good faith either disputes (a) whether a breach is material or has occurred or (b) the alleged failure to cure or remedy such material breach, and provides written notice of that dispute to the other Party within the above time periods, then the matter will be addressed under the dispute resolution provisions in Article 18, and the notifying Party may not so terminate this Agreement until it has been determined under Article 18 that the allegedly breaching Party is in material breach of this Agreement, and such breaching Party further fails to cure such breach within 90-days (or such longer period as determined by the arbiter of such dispute resolution) after the conclusion of that dispute resolution procedure.

17.4
Termination by Either Party for Insolvency or Bankruptcy. Either Party may terminate this Agreement effective ten (10) business days after delivery of written notice to the other Party upon the liquidation, dissolution, winding‑up, insolvency, bankruptcy, or filing of any petition therefor, appointment of a receiver, custodian or trustee, or any other similar proceeding, by or of the other Party where such petition, appointment or similar proceeding is not dismissed or vacated within ninety (90) calendar days. All rights and licenses granted pursuant to this Agreement are, for purposes of Clause 365(n) of Title 11 of the United States Code or any foreign equivalents thereof (as used in this Clause 20.3, “Title 11”), licenses of rights to “intellectual property” as defined in Title 11. Each Party in its capacity as a licensor hereunder agrees that, in the event of the commencement of bankruptcy proceedings by or against such bankrupt Party under Title 11, (a) the other Party, in its capacity as a licensee of rights under this Agreement, shall retain and may fully exercise all of such licensed rights under this Agreement (including as provided in this Clause 17.4) and all of its rights and elections under Title 11, and (b) the other (licensee) Party shall be entitled to a complete duplicate of all embodiments of such intellectual property, and such embodiments, if not already in its possession, shall be promptly delivered to the other (licensee) Party (i) upon any such commencement of a bankruptcy proceeding, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i), immediately upon the rejection of this Agreement by or on behalf of the bankrupt Party.

17.5	Termination by Either Party, or Automatically Under Clause 3.5

17.5.1	Bellicum may terminate:

(a)
the Exclusive License granted by Adaptimmune relating to any Bellicum Candidate at any time by providing written notice to Adaptimmune, such termination to be effective ninety (90) days after provision of such notice; and

(b)
the Exclusive License relating to any particular Adaptimmune Candidate at any time after start of Phase II Clinical Trials for such Adaptimmune Candidate by providing written notice to Adaptimmune, where Adaptimmiune has materially ceased the commercialisation or development of such Adaptimmune Candidate or Adaptimmune Therapy comprising such Adaptimmune Candidate, and such cessation is not due to significant safety or efficacy concerns with the relevant Adaptimmune

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Therapy, such termination to be effective ninety (90) days after provision of such notice.

17.5.2	Adaptimmune may terminate

(a)
the Exclusive License granted by Bellicum relating to any Adaptimmune Candidate at any time by providing written notice to Bellicum; such termination to be effective ninety (90) days after provision of such notice; and

(b)
the Exclusive License relating to any particular Bellicum Candidate at any time after start of Phase II Clinical Trials for such Bellicum Candidate by providing written notice to Bellicum, where Bellicum has materially ceased the commercialisation or development of such Bellicum Candidate or Bellicum Therapy comprising such Bellicum Candidate, and such cessation is not due to significant safety or efficacy concerns with the relevant Bellicum Therapy, such termination to be effective ninety (90) days after provision of such notice.

17.5.3	Either Party (in the case of the following clauses (a) and (b)), and the licence-granting Party (in the case of the following clause (c)) may terminate

(a)
Any Exclusive License granted to it, and such Party’s associated Co-Development Plan, where it believes that continuing with the applicable Candidate and Therapy comprising such Candidate causes or is likely to cause significant safety or efficacy concerns, and following written notification of such concerns to the other Party. Any termination under this Clause 17.5.3(a) shall be effective ninety (90) days after the other Party’s receipt of such notice;

(b)	The Agreement in accordance with Clause 3.4, on provision of 30 days written notice to the other Party; and

(c)
The Exclusive Licence under which a licence has been granted to the other Party to use any of such Party’s Licensed Intellectual Property, if the other Party or its Affiliates or Sublicensees commences proceedings (whether before a regulatory or administrative body or a court) anywhere in the world, or voluntarily assists any Third Party in commencing or participating in such proceedings (whether before a regulatory or administrative body or a court) alleging that any claim in any Patent within such Licensed Intellectual Property that is licensed to the other Party by such Party (including the Adaptimmune Background IP or Bellicum Background IP, as applicable) is invalid, unenforceable or otherwise not patentable, and such proceedings are not withdrawn within thirty (30) days after receipt of a written notice to withdraw. Notwithstanding the foregoing, a licence-granting Party shall have no right to terminate any Exclusive License pursuant to this Clause 17.5.3(c) if any proceedings are brought as a defense (including an affirmative defense) in relation to a claim of infringement brought against the other Party or its Affiliates or Sublicensees.

17.5.4
A Party may terminate the Exclusive License(s) granted to the Party undergoing a Change of Control (the “CoC Party”), such termination being subject to the following: (a) provision of written notice to such Party by the CoC Party within fourteen (14) days after the Change of Control is consummated; and (b) provision by such Party to the CoC Party of written notice of termination of such Exclusive License(s) granted by such Party within thirty (30) days of becoming notified of the Change of Control of the CoC Party; provided that such termination right will apply only with respect to any Candidate(s) that has not been designated as a Joint Selected Candidate of the CoC Party (i.e., a Candidate that has not been selected by the JDC for advancement to pre-clinical and clinical development) at the date of consummation of the Change of Control. For clarity, and with respect to Joint

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Selected Candidates of the CoC Party that exist at the date of consummation of the Change of Control, any Exclusive Licenses granted to the CoC Party for its existing Joint Selected Candidates shall remain in full force and effect after such Change of Control. To the extent the Party that is not the CoC Party determines earlier than expiry of the period of thirty (30) days from being notified of such Change of Control that it will not terminate the Exclusive License(s) granted by it, it will notify the CoC Party accordingly in writing, and such right to terminate the Exclusive License(s) granted to the CoC Party for such Change of Control shall cease on receipt of such written notice by the CoC Party.

17.5.5	Termination of the Agreement will also occur automatically in accordance with Clause 3.5.

17.6
Accrued Rights and Obligations. Expiration or termination of this Agreement in its entirety, or with respect to a particular Exclusive License, a given Therapy or Candidate, or a given country for any reason, shall not release either Party hereto from any liability which, as of the effective date of such expiration or termination, had already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to the effective date of such expiration or termination.

17.7
Effects of Termination. The effects of termination set forth in this Clause 17.7 shall apply either with respect to this Agreement in its entirety, if the Agreement is terminated in its entirety, or only with respect to a specific Therapy, Candidate or Exclusive License or country, if this Agreement is only terminated with respect to a specific Therapy, Candidate or Exclusive License or country, in all cases as applicable. For clarity, this Clause 17.7 shall not apply to any given Therapy and country with respect to which the Term naturally expires.

17.7.1	Termination of Licenses.

(a)
Upon termination of a particular Exclusive License granted by Adaptimmune pursuant to Clause 17.3, Clause 17.5, such Exclusive License and the related Development License to any Selected Target, Therapy or Candidate covered by such Exclusive License shall terminate as of the effective date of such termination. Bellicum shall ensure that it transfers to Adaptimmune all items and rights necessary for Adaptimmune to advance on its own, through development and commercialization, the Candidate/ Therapy that was the subject of the terminated Exclusive License. The exclusivity to the relevant Target under Clause 4.1.2 shall also cease as of the effective date of such termination;

(b)
Upon termination of a particular Exclusive License granted by Bellicum pursuant to Clause 17.3, Clause 17.5, such Exclusive License and the related Development License to any Selected Target, Therapy or Candidate covered by such Exclusive License shall terminate as of the effective date of such termination. Adaptimmune shall ensure that it transfers to Bellicum all items and rights necessary for Bellicum to advance on its own through development and commercialization the Candidate/ Therapy that was the subject of the terminated Exclusive License. The exclusivity to the relevant Target under Clause 4.1.2 shall also cease as of the effective date of such termination; and

(c)
Upon termination of the Agreement in its entirety by either Party pursuant to Clause 17.3, Clause 17.4, Clause 17.5.4 or Clause 17.5.3(b), or an automatic termination of the Agreement as described in Clause 17.5.5, all licenses and options granted under this Agreement shall terminate as of the effective date of such termination.

17.7.2
Clinical Trials. The Parties shall ensure that where termination of any Exclusive License or this Agreement occurs during any Clinical Trial, that any such Clinical Trial shall be wound down in accordance with the protocol for such Clinical Trial and in such a way as to minimize any patient harm and at all times in accordance with all Applicable Laws.

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17.7.3
Return of Confidential Information. Following expiry or any early termination of this Agreement, the Party that has Confidential Information of the other Party shall to the extent reasonably possible destroy (at such Party’s written request) or put beyond use all such Confidential Information in its possession as of the effective date of expiration or termination (with the exception of one copy of such Confidential Information, which may be retained by the legal department of the Party that received such Confidential Information solely for purposes of ensuring compliance with confidentiality obligations), provided that each Party may retain and continue to use such Confidential Information of the other Party to the extent necessary to exercise any surviving rights, licenses or obligations under this Agreement or any obligation under Applicable Laws. This clause shall not require return or destruction of any Confidential Information which is held on back-up servers or archive systems, provided such back-ups have been made as part of the routine business of a Party and such back-ups are not accessible other than by members of the IT team at such Party. Any retained Confidential Information will continue to be subject to the confidentiality provisions of this Agreement.

17.7.4
Inventory at Termination. Subject to Clause 17.7.5, upon termination of this Agreement or any Exclusive License under Clause 17.3, Clause 17.4, Clause 17.5.1(b) or Clause 17.5.2(b), and for a period of […***…] months following such termination, any non-breaching Party and its permitted Affiliates and Sublicensee/s shall have the right to sell or otherwise dispose of all inventory of Therapies in all countries then in its stock, subject to payment of its share of co-commercialisation receipts due under this Agreement, and any other applicable provisions of this Agreement, and the other Party covenants not to sue such non-breaching Party or its permitted Sublicensee/s for infringement under, or misappropriation of, any of the Licensed Intellectual Property that were licensed by other Party to non-breaching Party immediately prior to such termination with respect to such activities conducted by non-breaching Party or its permitted Sublicensee/s pursuant to this Clause 17.7.4. To the extent any continuing requirement to supply exists after such termination, the Parties may mutually agree that the non-breaching Party can continue to supply to the breaching Party to fulfill any such continuing supply requirement.

17.7.5
Right to take over Manufacture, Sell and Supply. On termination of any Exclusive License where such termination is for a material breach by the other Party under Clause 17.3 or in the event of insolvency under Clause 17.4 or under Clause 17.5.1(b) or Clause 17.5.2(b) or under Clause 17.5.3(c), and upon the Parties’ negotiation and execution of a corresponding written agreement containing mutually agreed, commercially reasonable terms and conditions pursuant to Clause 17.7.6, the terminating Party shall be entitled to take over the manufacture, supply and development of the relevant Joint Selected Candidate and any Therapy utilising the Joint Selected Candidate that are the subject of the terminated Exclusive License. The other (terminated) Party shall provide to the terminating Party reasonable assistance, documentation (including manufacturing process information) as may be reasonably required by the terminating Party for the ongoing manufacture and supply of the relevant (terminated) Joint Selected Candidate or Therapy (to the extent that the terminated Party can do so without violating its obligations to Third Parties), at terminating Party’s sole cost and expenses (subject to […***…] as set out below). Such assistance shall include, to the extent relevant and depending on the stage of research and development of the relevant (terminated) Therapy or Joint Selected Candidate:

(a)
transfer of any INDs and Regulatory Approvals regarding the terminated Therapy or Joint Selected Candidate held by other (terminated) Party to the terminating Party (which terminating Party shall promptly accept);

(b)
provision of all CMO and CRO details and other sub-contractor details regarding the terminated Therapy or Joint Selected Candidate, where not already known to terminating Party, and where reasonably possible transfer of all related sub-contractor agreements (to the extent such transfer is requested by terminating Party), subject where relevant to the consent of any relevant

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Third Party;

(c)
provision of all master drug files and records or documentation regarding the terminated Therapy or Joint Selected Candidate and required by terminating Party to continue with any Clinical Trials or Regulatory Approvals of such terminated Therapy or Joint Selected Candidate or as may otherwise be required in order to comply with Applicable Laws in this regard;

(d)
transfer of sponsorship for any Clinical Trials and transfer of any Third Party agreements associated with such Clinical Trials regarding the terminated Therapy or Joint Selected Candidate, subject where relevant to the consent of any relevant Third Party;

(e)
provision of all reasonable assistance and technical training as may be reasonably required by terminating Party to enable transfer of manufacture, ongoing Clinical Trials and supply of the terminated Therapy or Joint Selected Candidate to the terminating Party as soon as reasonably possible; and

(f)
provision of any documentation relating to any associated diagnostics and diagnostic assays regarding the terminated Therapy or Joint Selected Candidate, to the extent not covered by any transfer of a Third Party agreement to terminating Party.

17.7.6
On termination of any Exclusive License and transfer of the terminated Therapy or Joint Selected Candidate under Clause 17.7.5 pursuant to a written agreement containing commercially reasonable terms and conditions that are negotiated and executed by the Parties on a timely basis, and where such termination occurs after completion of the Co-Development Phase, the Parties shall negotiate and agree, in good faith, upon appropriate […***…]. The terminating Party shall have no rights to take over the manufacture, sale and supply of any Joint Selected Candidate or Therapy utilizing such Joint Selected Candidate under Clause 17.7.5 unless and until such agreement is executed by the Parties. Such agreement between the Parties shall also include terms relating to the transfer of manufacture, supply and development of such terminated Joint Selected Candidate or Therapy. Neither Party shall unreasonably delay negotiation of such agreement, and any negotiations shall be in good faith at all times. Where any agreement terms have not been finalised within ninety (90) days of the effective date of termination, such unresolved terms may be forwarded to the respective officers of the Parties set out in Clause 18.1 for resolution. Where such respective officers remain unable to resolve any unresolved terms within a further sixty (60) days of the date of referral to such respective officers, then (i) in relation to any unresolved terms that relate to the compensation which breaching Party should receive under such agreement, then such unresolved terms shall be determined by arbitration in accordance with Clause 18.2. The Parties shall incorporate the […***…] terms, once agreed upon by the Parties or determined through arbitration, in such agreement.

17.8
Survival. In addition to any provisions specified in this Agreement as surviving under the applicable circumstances, the following provisions shall survive: Articles 6, 10 (to the extent any reimbursement of any shared costs remains outstanding), 11, 12, 13, 14, 15, 16, 18, 19, 20, 21 and Clauses 5.4.2, 7.4, 10.2.6, 10.2.7, 17.6, 17.7, and 17.8. In addition to those provisions specifically referenced in this Clause 17.8, those provisions which by their nature are intended to survive, as well as any other provisions necessary to interpret or implement any other surviving provisions (including, to the extent applicable, the definitions in Article 1), shall survive.

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ARTICLE 18 DISPUTE RESOLUTION

18.1
Disputes. Adaptimmune and Bellicum recognize that a dispute, controversy or claim of any nature whatsoever arising out of or relating to this Agreement, or the breach, termination or invalidity thereof (each, a “Dispute”), may from time to time arise during the Term. Unless otherwise specifically recited in this Agreement, such Disputes between Adaptimmune and Bellicum will be resolved as recited in this Article 18. In the event of the occurrence of such a Dispute, the Parties shall first refer such Dispute to their respective Alliance Managers for attempted resolution by such Alliance Managers within […***…] after such referral. If such Dispute is not resolved within such […***…] period, either Adaptimmune or Bellicum may, by written notice to the other, have such Dispute referred to their respective officers designated below, or their respective designees, for attempted resolution within […***…] after such notice is received. Such designated officers are as follows:

For Bellicum – Chief Executive Officer
For Adaptimmune –     Chief Executive Officer
In the event the designated officers, or their respective designees, are not able to resolve such Dispute, and if resolution of such Dispute is not explicitly provided for herein through any other means, then within […***…] of such other Party’s receipt of such written notice, either Party may initiate the dispute resolution procedures set forth in Clause 18.2.

18.2	Arbitration.

18.2.1
Rules. Except as otherwise expressly provided in this Agreement (including under Clause 18.3 with respect to Patent-related matters), the Parties agree that any Dispute not resolved internally by the Parties pursuant to Clause 18.1 shall be resolved through binding arbitration conducted by the International Chamber of Commerce in accordance with the then prevailing Rules of Arbitration of the International Chamber of Commerce (for purposes of this Article 18, the “Rules”), except as specifically modified in this Agreement, applying the substantive law specified in Clause 21.1.

18.2.2
Arbitrators; Location. Each Party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third arbitrator. All three (3) arbitrators shall serve as independent arbitrators and have at least ten (10) years of (a) dispute resolution experience (including judicial experience) and/or (b) legal or business experience in the biotech or pharmaceutical industry. In any event, at least one (1) arbitrator shall satisfy the foregoing experience requirement under Clause (b). If a Party fails to nominate its arbitrator, or if the Parties’ arbitrators cannot agree on the third, the necessary appointments shall be made in accordance with the Rules. Once appointed by a Party, such Party shall have no ex parte communication with its appointed arbitrator. The arbitration proceedings shall be conducted in New York, New York. The arbitration proceedings and all pleadings and written evidence shall be in the English language. Any written evidence originally in another language shall be translated into English and accompanied by the original or a true copy thereof.

18.2.3
Procedures; Awards. Each Party agrees to use reasonable efforts to make all of its current employees available to the arbitrators, if reasonably needed, and agrees that the arbitrators may determine any person as necessary. The arbitrators shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue that clearly states the basis upon which such resolution and award is made. The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event more than […***…] after conclusion of the hearing, unless otherwise agreed by the Parties. Judgment upon such award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order for enforcement. Each Party agrees that, notwithstanding any provision of Applicable Law or of this Agreement, it will not request, and the arbitrators shall

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have no authority to award, punitive or exemplary damages against any Party. All information disclosed and generated in the course of such arbitration proceeding shall be treated as confidential information by each of the Parties.

18.2.4
Costs. The prevailing Party, as determined by the arbitrators, shall be entitled to (a) its share of fees and expenses of the arbitrators and (b) its reasonable attorneys’ fees and associated costs and expenses. In determining which Party “prevailed,” the arbitrators shall consider (i) the significance, including the financial impact, of the claims prevailed upon and (ii) the scope of claims prevailed upon, in comparison to the total scope of the claims at issue. If the arbitrators determine that, given the scope of the arbitration, neither Party “prevailed,” the arbitrators shall order that the Parties (1) share equally the fees and expenses of the arbitrators and (2) bear their own attorneys’ fees and associated costs and expenses.

18.2.5
Interim Equitable Relief. Notwithstanding anything to the contrary in this Clause 18.2, in the event that a Party reasonably requires relief on a more expedited basis than would be possible pursuant to the procedure set forth in this Article 18, such Party may seek a temporary injunction or other interim equitable relief in a court of competent jurisdiction pending the ability of the arbitrators to review the decision under this Clause 18.2. Such court shall have no jurisdiction or ability to resolve Disputes beyond the specific issue of temporary injunction or other interim equitable relief.

18.2.6
Protective Orders; Arbitrability. At the request of either Party, the arbitrators shall enter an appropriate protective order to maintain the confidentiality of information produced or exchanged in the course of the arbitration proceedings. The arbitrators shall have the power to decide all questions of arbitrability.

18.3
Subject Matter Exclusions. Notwithstanding the provisions of Clause 18.2, any Dispute not resolved internally by the Parties pursuant to Clause 18.1 that involves the validity or infringement of a Patent Covering a Therapy or Candidate shall be brought before an appropriate regulatory or administrative body in the country in which such Patent is granted or applied for, and the Parties hereby consent to the jurisdiction and venue of such courts and bodies.

18.4
Continued Performance. Provided that this Agreement has not terminated, the Parties agree to continue performing under this Agreement in accordance with its provisions, pending the final resolution of any Dispute.

ARTICLE 19 ANTI-BRIBERY

19.1	Anti-Bribery.

19.1.1
“Anti-Corruption Laws” means all anti-corruption and anti-bribery laws and regulations, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the United Kingdom Bribery Act 2010, as amended, and any other applicable anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering or terrorism.

19.1.2
“Government Official” means any person employed by or acting on behalf of a government, government-controlled entity or public international organization; any political party, party official or candidate; any person who holds or performs the duties of an appointment, office or position created by custom or convention; and any person who holds himself out to be the authorised intermediary of any of the foregoing.

19.1.3
The Parties agree, on behalf of themselves and their respective officers, directors and employees, that in connection with this Agreement, it shall not directly or indirectly pay, offer or promise to pay, or authorise the payment of any money, or

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give, offer or promise to give, or authorise the giving of anything else of value, to (i) any Government Official in order to influence official action; (ii) any person (whether or not a Government Official) (a) to influence such person to act in breach of a duty of good faith, impartiality or trust, (b) to reward such person for acting improperly, or (c) where such person would be acting improperly by receiving the money or other thing of value; (iii) any other person while knowing or having reason to know that all or any portion of the money or other thing of value will be paid, offered, promised or given to, or will otherwise benefit a Government Official in order to influence official action for or against any party in connection with the matters that are the subject of this agreement; or (iv) any person to reward that person for acting improperly or to induce that person to act improperly.

19.1.4
The Parties agree, on behalf of themselves and their respective officers, directors and employees that work in connection with this Agreement that they shall not, directly or indirectly, solicit, receive or agree to accept any payment of money or anything else of value in violation of the Anti-Corruption Laws. In connection with the performance of the services hereunder, the Parties undertake to comply with the Anti-Corruption Laws and shall not take any action that will, or would reasonably be expected to, cause it to be in violation of any such laws to the extent applicable to either Party.

19.1.5
Each Party shall promptly provide the other Party with written notice of (i) becoming aware of any breach or violation by the relevant Party or its sub-contractors or its or their respective officers, directors, employees, of any of the representation, warranty or undertaking set forth in this Clause 22.1 or (ii) upon receiving a formal notification that it is the target of a formal investigation by any governmental authority for any breach of Anti-Corruption Laws in connection with the performance of this Agreement.

ARTICLE 20 DATA PROTECTION
For the purposes of this Article, Personal Data shall have the meaning given to it in the Data Protection Act 1998.

a)
To the extent applicable, the Parties will comply with all applicable national and international laws, regulations and guidelines relating to protection of the personal information of study subjects, including the European Commission Directive 95/46/IC as it relates to the protection of the personal information of EU/EEA persons, and the Standards for Privacy of Individually Identifiable Health Information (Privacy Rule) under the Health Insurance Portability and Accountability Act of 1996 (HIPAA).

b)
The Parties shall process the Personal Data only to the extent, and in such a manner, as is necessary for the purposes of performing their respective obligations under this Agreement and for other lawful purposes. In addition any Personal Data shall only be processed in accordance with any informed consents.

c)	The Parties shall not disclose the Personal Data to any person except as required or permitted by this Agreement or with the written consent of the other Party.

d)
The Parties shall implement appropriate technical and organisational measures to protect the Personal Data against accidental or unlawful destruction or accidental loss, unauthorised disclosure, access, use, modification, alteration, copying and all other unlawful forms of Processing.

ARTICLE 21 MISCELLANEOUS

21.1	Applicable Law. This Agreement (including the arbitration provisions of Article 21.2) shall be

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governed by and interpreted in accordance with the laws of England and Wales, without reference to the principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement.

21.2
Notices. Except as otherwise expressly provided in the Agreement, any notice required under this Agreement shall be in writing and shall specifically refer to this Agreement. Notices shall be sent via one of the following means and will be effective (a) on the date of delivery, if delivered in person; or (b) on the date of receipt, if sent by private express courier or by first class certified mail, return receipt requested. Notices shall be sent to the other Party at the addresses set forth below. Either Party may change its addresses for purposes of this Clause 21.2 by sending written notice to the other Party.

If to Bellicum:	Bellicum Pharmaceuticals, Inc. Attn: General Counsel 2130 W. Holcombe Blvd., Suite 800 Houston, Texas USA 77030

If to Adaptimmune:	Adaptimmune Limited Attn: COO and General Counsel 101 Park Drive Abingdon, Oxfordshire, UK OX14 4RX

21.3
Assignment. Neither Party may assign or otherwise transfer, in whole or in part, this Agreement without the prior written consent of the non-assigning Party, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may assign this Agreement to (i) an Affiliate or (ii) any purchaser of all or substantially all of the assets of such Party that relate to the performance of this Agreement, or of all of its capital stock, or to any successor corporation or entity resulting from any merger or consolidation or re-organization of such party with or into such corporation or entity, provided that the Party to which this Agreement is assigned expressly agrees in writing to assume and be bound by all obligations of the assigning Party under this Agreement. Subject to the foregoing, this Agreement will benefit and bind the Parties’ successors and permitted assigns. Any assignment not in accordance with Clause 21.3 shall be null and void.

21.4
Non-solicit. Neither Party shall (except with the prior written consent of the other Party) knowingly solicit for employment or entice away (or attempt to solicit or entice away) from the employment of the other Party any person employed in the provision of such other Party’s obligations under any POC Plan or Co-Development Plan during the course of any Co-Development Plan or POC Plan and for a further period of […***…] from expiry, termination or completion of such Co-Development Plan or POC Plan; provided that this Clause 21.4 shall not apply to advertisements of a general nature placed in newspapers, trade publications or online or if such employee initiates the contact.

21.5
Independent Contractors. The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create a partnership, joint venture, employment, franchise, agency or fiduciary relationship between the Parties.

21.6
Entire Agreement. Except to the extent expressly provided herein, this Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersedes all previous oral and written communications between the Parties with respect to the subject matter of this Agreement. Both Parties confirm that in entering into this Agreement that have not relied on any representation or statement from the other Party that is not explicitly stated as a warranty or representation under this Agreement. Nothing in this Clause 21.6 shall exclude any liability for fraud or fraudulent misrepresentation or exclude any remedy for such.

21.7	Amendment; Waiver. Except as otherwise expressly provided herein, no alteration of or modification to this Agreement shall be effective unless made in writing and executed by an

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authorised representative of both Parties. No course of dealing or failing of either Party to strictly enforce any term, right or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment of such term, right or condition. The observance of any provision of this Agreement may be waived (either generally or any given instance and either retroactively or prospectively) only with the written consent of the Party granting such waiver.

21.8
Further Assurance. Each Party shall and shall use all Commercially Reasonable Efforts to procure that any necessary Third Party shall promptly execute and deliver such further documents and do such further acts as may be required for the purpose of giving full effect to this Agreement.

21.9
Severability. The Parties do not intend to violate any public policy or statutory or common law. However, if any sentence, paragraph, section, clause or combination or part thereof of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, section, clause or combination or part of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic purpose and structure of this Agreement.

21.10	No Third Party Rights. The Parties do not intend that any term of this Agreement should be enforceable by any person who is not a Party.

21.11
Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating “but not limited to” or “without limitation”; (b) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement, including the Exhibits; (c) the word “law” or “laws” means any applicable, legally binding statute, ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a governmental authority (including a court, tribunal, agency, legislative body or other instrumentality of any (i) government or country or territory, (ii) any state, province, county, city or other political subdivision thereof, or (iii) any supranational body); (d) all references to the word “will” are interchangeable with the word “shall” and shall be understood to be imperative or mandatory in nature; (f) the singular shall include the plural and vice versa; and (g) the word “or” has the inclusive meaning represented by the phrase “and/or”. All references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters, or calendar years.

21.12
Other Activities. The Parties acknowledge that each of them may now or in the future engage in research, manufacturing, development or commercialisation activities that utilize technologies similar to or involve therapies or pharmaceutical products competitive with those contemplated by this Agreement. Except as may be expressly provided in this Agreement, nothing in this Agreement, including any obligation to use Commercially Reasonable Efforts to promote Therapies or any restriction on the use of Confidential Information, shall create any obligation not to research, manufacture, develop or commercialize any Therapy or any obligation to utilize a separate sales force for Therapies. Neither Party shall be prevented from using any publicly available research results or other information (including any publicly available information of the other Party) to the same extent as Third Parties generally are legally permitted to do so. Each Party agrees to inform its key personnel assigned to perform activities hereunder of the limitations on use of Confidential Information contained in this Agreement, instruct such personnel to comply with such restrictions, and where appropriate, impose firewalls or other appropriate measures to minimize the potential for misuse of information. However, each Party has limited resources, and as a result it is anticipated that personnel assigned to activities hereunder may also participate in other activities that may utilize technologies similar to or involve therapies or pharmaceutical products competitive with those contemplated by this Agreement. In particular, it is anticipated that personnel in sales, marketing, clinical and regulatory functions, regardless of level, will participate in multiple programs and that management personnel will by nature of their leadership positions participate in multiple programs.

21.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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For purposes hereof, a facsimile copy, or email with attached pdf copy, of this Agreement, including the signature pages hereto, will be deemed to be an original.
[Signature page follows – the rest of this page intentionally left blank.]

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IN WITNESS WHEREOF, duly authorised representatives of the Parties have executed this Agreement as of the Effective Date.
ADAPTIMMUNE LIMITED
By: /s/ Helen Tayton-Martin
Name: Helen Tayton-Martin
Title: Chief Operating Officer

BELLICUM PHARMACEUTICALS, INC.
By: /s/ Thomas J. Farrell
Name: Thomas J. Farrell
Title: President and CEO

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EXHIBIT 1 – POC Plan
Background:

[…***…]

***Confidential Treatment Requested

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[…***…]

***Confidential Treatment Requested

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[…***…]

***Confidential Treatment Requested

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[…***…]

***Confidential Treatment Requested

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EXHIBIT 2- FTE RATES

A weighted average FTE hourly rate will be calculated prior to the start of a Co-Development Plan taking into account the following standard internal costs:
[…***…]

The FTE hourly rates below will be agreed as part of agreement of the Co-Development Plan under clause 5.1 of this Agreement.
The FTE Rate will be inflated on an annual basis in accordance with the index agreed at the same time as Co-Development Plan is agreed.

	job level	Example of Titles	Agreed FTE Rate
Level 1
Level 2
Level 3

***Confidential Treatment Requested

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EXHIBIT 3 – CO-COMMERCIALISATION AGREEMENT PRINCIPLES

Co-commercialisation Therapy	Therapies containing a Bellicum Candidate or Adaptimmune Candidate, the “Bellicum Therapy” and “Adaptimmune Therapy” respectively
Co-promotion Territory	Any of the […***…] or […***…] or other territories mutually agreed between the Parties.
[…***…]	[…***…]
Responsibility for manufacture	[…***…]
Promotion rights	Bellicum will have sole promotion rights in relation to the Bellicum Therapy. Adaptimmune will have sole promotion rights in relation to the Adaptimmune Therapy.
Booking of sales
Bellicum shall book all sales for the Bellicum Therapy and shall be responsible for all contracts of sale. Adaptimmune shall book all sales for the Adaptimmune Therapy and shall be responsible for all contracts of sale.

Marketing Plan
The JCC will be responsible for overseeing the marketing plan for each Therapy and its performance. Bellicum shall be primarily responsible for the Marketing Plan for the Bellicum Therapy and Adaptimmune shall be primarily responsible for the Marketing Plan for the Adaptimmune Therapy.

***Confidential Treatment Requested

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Marketing materials	The JCC shall approve all marketing and advertising materials, which shall also be subject to each Party’s internal review process, if any.
Distribution Channel	Each Therapy will be distributed through distribution channels of the Party responsible for booking of sales of such Therapy.
Compliance requirements	Co-Commercialisation Agreement, as and to the extent necessary and appropriate, will set out the compliance responsibilities for both Parties, including standard provisions relating to compliance.
Reporting Obligations	Parties to report regularly to JCC on their respective Therapy sales and progress of commercialisation.
Adverse events
The Co-Commercialisation Agreement, as and to the extent necessary and appropriate, will set out a notification process related to adverse events and reporting of other safety information and will refer such matter to a safety/regulatory agreement to be negotiated by the Parties contemporaneously with execution of the Co-Commercialisation Agreement.

[…***…]	[…***…]
***Confidential Treatment Requested

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EXHIBIT 4 – TECHNOLOGY DESCRIPTIONS
Adaptimmune Technology

The Adaptimmune Technology for the purposes of this Agreement comprises the following:

[…***…]

Bellicum Technology

The Bellicum Technology for the purposes of the Agreement comprises the following:

•	the iCasp9 Technology; and

•	the iMC Technology

***Confidential Treatment Requested

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EXHIBIT 5 – PRESS RELEASE

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Adaptimmune and Bellicum Pharmaceuticals Enter a Strategic Collaboration to Evaluate Next-Generation
T-Cell Therapies
PHILADELPHIA, PA, OXFORD, UK, and HOUSTON, TX – December XX, 2016 – Adaptimmune Therapeutics plc (Nasdaq: ADAP), a leader in T-cell therapy to treat cancer, and Bellicum Pharmaceuticals, Inc. (Nasdaq: BLCM), a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders, today announced that they have entered into a staged collaboration to evaluate, develop, and commercialize next-generation T-cell therapies.
Under the agreement, the companies will evaluate Bellicum’s GoTCR technology (inducible MyD88/CD40 co-stimulation, or iMC) with Adaptimmune’s affinity-optimized SPEAR™ T-cells for the potential to create enhanced TCR product candidates. Depending on results from the preclinical proof-of-concept phase, the companies expect to progress to a two-target co-development and co-commercialization phase.
“We are committed to advancing our clinical pipeline of proprietary cell therapies and to entering strategic collaborations that can further leverage the unique potential of our controllable T-cell technologies,” commented Tom Farrell, President and Chief Executive Officer of Bellicum. “We’re looking forward to working with the Adaptimmune team to create and advance potentially best-in-class TCR therapies.”
“As we advance our deep pipeline of second- and third-generation SPEAR T-cell therapies, we are excited by the potential of Bellicum’s iMC switch to complement the activity of our affinity enhanced T-cell therapies, as part of our continuing initiative to assess novel cell therapy enhancement technologies,” said James Noble, Adaptimmune’s Chief Executive Officer. “This is an innovative field that requires broad, industry-wide collaborations, such as our relationship with Bellicum and its strong leadership position in switch technology.”
About Bellicum’s iMC Technology
Bellicum’s Chemical Induction of Dimerization (CID) technology platform was designed to address the challenges of current cellular immunotherapies by enabling control over cellular activities and functions, such as growth, activation, proliferation, persistence and survival. Bellicum’s CID platform consists of molecular switches—modified forms of signaling proteins—which are triggered inside the patient by infusion of small molecule rimiducid, instead of by natural upstream signals. Current product candidates incorporate either the CaspaCIDeâ safety switch, or iMC activation switch. After rimiducid is administered, CaspaCIDe is designed to trigger programmed cell death, or apoptosis, and iMC is designed to drive proliferation, activation and/or persistence of T cells.
About Adaptimmune’s TCR Technology
Adaptimmune’s proprietary SPEAR™ (Specific Peptide Enhanced Affinity Receptor) T-cell receptor (TCR) technology enables the Company to genetically optimize TCRs in an effort to equip them to recognize and bind cancer antigens that are presented in small quantities on the surface of a cancer cell, whether of intracellular or extracellular origin, thus initiating cell death. The Company’s differentiated, proprietary technology allows it to reliably generate parental TCRs to naturally presented targets, affinity optimize its TCRs to bind cancer proteins from solid and hematologic cancers that are generally unavailable to naturally occurring TCRs, and to significantly reduce the risk of side effects resulting from off-target binding of healthy tissues.
About Bellicum Pharmaceuticals
Bellicum is a leader in developing novel, controllable cellular immunotherapies for cancers and orphan inherited blood disorders. Bellicum is using its proprietary Chemical Induction of Dimerization (CID) technology platform to engineer and control components of the immune system. Bellicum is developing next-generation product candidates in some of the most important areas of cellular immunotherapy, including hematopoietic stem cell transplantation (HSCT), and CAR T and TCR cell therapies. More information can be found at www.bellicum.com
About Adaptimmune
Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform. Established in 2008, the Company aims to utilize the body’s own machinery - the T-cell - to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is a SPEAR T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO SPEAR T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. Adaptimmune has a strategic collaboration and licensing agreement with GlaxoSmithKline for the development and commercialization of the NY-ESO TCR program. In addition, Adaptimmune has a number of proprietary programs. These include SPEAR T-cell therapies targeting the MAGE-A10 and AFP cancer antigens, which both have open INDs, and a further SPEAR T-cell therapy targeting the MAGE-A4 cancer antigen that is in pre-clinical phase with IND acceptance targeted for 2017. The Company has identified over 25 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 250 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements
Bellicum and Adaptimmune may, in some cases, use terms such as "predicts," "believes," "potential," "proposed," "continue," “designed,” "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "will," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our intentions regarding our collaboration and the development and commercialization of products pursuant to the collaboration; and the timing and success of our collaboration. Various factors may cause differences between our expectations and actual results as discussed in greater detail under the heading “Risk Factors” in Bellicum’s and Adaptimmune’s filings with the Securities and Exchange Commission, including without limitation, Bellicum’s annual report on Form 10-K for the year ended December 31, 2015; and Adaptimmune’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2016. Any forward-looking statements that we make in this press release speak only as of the date of this press release. Neither Bellicum nor Adaptimmune assume any obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Bellicum Contacts

Alan Musso
Chief Financial Officer
T: 832-384-1116
E: amusso@bellicum.com
Brad Miles
BMC Communications
T: 646-513-3125
E: bmiles@bmccommunications.com
Adaptimmune Contacts
Will Roberts
Vice President, Investor Relations
T: (215) 825-9306
E: will.roberts@adaptimmune.com

Juli P. Miller, Ph.D.
Associate Director, Investor Relations
T: (215) 825-9310
E: juli.miller@adaptimmune.com

Margaret Henry
Head of PR
T: +44 (0)1235 430036
Mob: +44 (0)7710 304249
E: margaret.henry@adaptimmune.com

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EXHIBIT 6 – CO-DEVELOPMENT RESPONSIBILITIES
The responsibilities for performance of any Co-Development Plan will be agreed prior to the start of such Co-Development Plan. The following is intended as an illustrative guide as to which Party may have which responsibility – exact responsibilities will depend on activities required for any program.

Co-development activity	Adaptimmune Responsibility	Bellicum Responsibility
[…***…]
***Confidential Treatment Requested

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***Confidential Treatment Requested
EXHIBIT 7 – DESIGNATION CRITERIA
Designation criteria will be agreed between the Parties dependent on the Co-Development Plan. Initial designation criteria for progression of a candidate into pre-clinical development are set out below. These criteria will be amended and refined as part of the progression of the Co-Development Plan.

Criteria	Suggested metrics
[…***…]

***Confidential Treatment Requested

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